UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12
DNOW Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Wednesday, May 21, 2025

10:00 a.m. (Central Standard Time)

DNOW Inc.

7402 N. Eldridge Parkway

Houston, Texas 77041

The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of DNOW Inc. (the “Company”) will be held at the Company’s corporate headquarters located at 7402 N. Eldridge Parkway, Houston, Texas 77041 on Wednesday, May 21, 2025, at 10:00 a.m. local time, for the following purposes:

◾	To elect eight directors to hold office for one-year terms (Proposal 1);
◾	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025 (Proposal 2);
◾	To consider and act upon an advisory proposal to approve the compensation of our named executive officers (Proposal 3); and
◾	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” these three proposals.

The Board of Directors has set March 24, 2025 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 24, 2025, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination during ordinary business hours at our corporate headquarters for a period of ten days prior to the Annual Meeting. The list will also be made available at the Annual Meeting for the duration of such meeting and may be inspected by any stockholder who is present at the Annual Meeting.

On or about April 4, 2025, a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2025 Proxy Statement and 2024 Annual Report on Form 10-K and how to vote online will be made available. The Notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your 2025 annual meeting materials via e-mail, the e-mail contains voting instructions and links to the Proxy Statement and Form 10-K online.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you return your signed proxy card or complete voting online at your earliest convenience, regardless of whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors,

Raymond Chang
Vice President, General Counsel and Secretary
April 4, 2025

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on

Wednesday, May 21, 2025. The Company’s 2025 Proxy Statement and the Annual Report to Stockholders for

the year ended 2024 are also available at: http://www.proxyvote.com

Proxy Summary

This summary highlights information throughout our Proxy Statement. Please read this entire Proxy Statement carefully as this summary does not contain all information you should consider before voting.

ANNUAL SHAREHOLDERS MEETING

Date and Time: May 21, 2025 10:00 a.m. Central Time Place: DNOW Inc. 7402 N. Eldridge Parkway Houston, TX 77041 Record Date: March 24, 2025 How to Vote Online: www.proxyvote.com

Notice Date:

This Proxy Statement was first distributed to

shareholders on or about April 4, 2025

Meeting Agenda:

The meeting will cover the three proposals listed in the Agenda Items and Vote Recommendations herein as well as any other business that may properly come before the meeting.

Voting:

Shareholders as of the record date are entitled to vote. Each share of common stock of DNOW Inc. (“Company”) is entitled to one vote for each director nominee and one vote for each proposal.

The Company continued to be the leader within the upstream distribution energy market and saw expansion in both the midstream market and the Company’s process solution segment with the additions of Whitco Supply and Trojan Rentals in 2024. These acquisitions show the Company’s continued focus on inorganic growth through acquisitions by taking a patient and disciplined approach of targeting margin accretive businesses and expanding existing relationships and geographical customer service. The Company continued to be debt-free and produced results that fueled an organic growth and efficient operations strategy by driving significant free cash flow while producing solid revenue growth. The Company’s commitment to repurchase shares opportunistically and a broadened capital allocation framework to generate attractive shareholder returns without deviating from a disciplined approach to balance sheet management continue to be drivers despite softer than hoped for market conditions. The Company’s results show its cash generation capabilities and future earnings potential alongside its acquisition focus and share repurchases providing multiple avenues for shareholder value creation.

Agenda Items and Vote Recommendations

Proposal 1:	Election of eight nominees as directors of the Company for one-year terms.

The Board believes that each director nominee brings a valuable set of skills, experience, and attributes to the boardroom that align with the long-term interests of the Company and its stockholders and contribute to the overall effectiveness of the Board as a whole.

The Board recommends that you vote “FOR” the eight director nominees.

See discussion beginning on Page 10

Proposal 2:	Ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2025.

The Board has appointed Ernst & Young to serve as DNOW’s independent registered public accounting firm for 2025 and this appointment is being submitted for ratification.

The Board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young.

See discussion beginning on Page 38

Proposal 3:	Approval on an advisory basis, the compensation of our named executive officers.

The Board, specifically the Compensation Committee, has established a market-competitive executive compensation program with many best practices that is aligned with the long-term interests of our shareholders and significantly dependent on Company’s positive performance.

The Board recommends that you vote “FOR” the advisory proposal of the compensation of the Company’s named executive officers.

See discussion beginning on Page 42

2024 External Recognitions

Our Board at a Glance

We are committed to and recognize the importance of good corporate governance and high ethical standards. Our Board believes that having a diverse mix of directors with complementary qualifications, expertise and attributes is essential to meeting its oversight responsibilities. Average Director Tenure Effective & Independent Board Oversight 0-6 Independent Chairman of the Board serving as lead director 7.2 7-10 Executive sessions provided for all Board and years committee meetings All committee chairs and members are independent Average Director Age Declassified where all directors are elected annually 44-65 64.25 66-75 Skills and Competencies years CEO/Former CEO (2) Process Solutions (3) Financial Expert (7) Distribution/Supply Chain (8) Operations Leadership (5) Technology Systems (6) ESG Experience (8) Cybersecurity Experience (7) International Exposure (8) Strategic Planning (8) Energy (8) Business Transformation (8) Other Corporate Governance Highlights ✔ Annual say on pay voting (95% approval in 2024) ✔ Stock ownership guidelines for officers including robust clawback policy to recover executive compensation ✔ Board engagement with CEO over management succession planning ✔ Annual Board and committee evaluations using a third-party facilitator ✔ Majority voting to elect board members ✔ In-depth strategic review with senior management analyzing risks and opportunities ✔ 5X stock ownership requirement of annual retainer for non-employee directors

*	The charts above are representative of DNOW’s Board composition as of April 4, 2025 unless otherwise noted.

DNOW Management Team Members. From Left to Right: Brad Wise, Kelly Munson, Mark Johnson, David Cherechinsky, Timm Bohnert, Clent Rawlinson, and Raymond Chang.

Defined Terms

401(k) Plan	DNOW Inc. 401(k) and Retirement Savings Plan
2024 LTIP	DNOW Inc. Long-Term Incentive Plan approved by stockholders in 2024
Annual Meeting	2025 Annual Meeting of Stockholders of DNOW Inc.
BlackRock	BlackRock, Inc.
Board	Board of Directors of DNOW Inc.
CCUS	Carbon Capture, Utilization and Storage
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
Company	DNOW Inc.
EBITDA	Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding other costs
ESG	Environmental, Social, and Governance
EY	Ernst & Young LLP
FCF	Free Cash Flow
GAAP	U.S. Generally accepted accounting principles
GHG	Greenhouse gas
Independent Chair	Chairman of the Board
NACD	National Association of Corporate Directors
NEO	Named executive officers
NFPCC	NFP Compensation Consulting
NWC	Net Working Capital
NYSE	New York Stock Exchange
PCAOB	Public Company Accounting Oversight Board
PEO	Principal executive officer
PEO 1	Mr. Cherechinsky served as our principal executive officer for a portion of 2020 and for the full year onward beginning in 2021
PEO 2	Mr. Alario served as our interim principal executive officer for a portion of 2020
PSA	Performance share award
RNG	Renewable natural gas
ROCE	Return on capital employed

RSU	Restricted stock unit
rTSR	Relative Total Shareholder Return
SASB	Sustainability Accounting Standards Board
SEC	U.S. Securities and Exchange Commission
Supplemental Plan	DNOW Inc. Supplemental Savings Plan
Tax Act	2017 Tax Cuts and Jobs Act, signed into law on December 22, 2017
TCFD	Task Force on Climate-Related Financial Disclosures
TSR	Total stockholder return
UN SDGs	United Nations Sustainable Development Goals
Working Capital	Working capital as a percentage of revenue
Zayla	Zayla Partners

Contacting the Board of Directors, Management, or the Corporate Secretary of DNOW

Please address your inquiry to:	For Investor Relations:
Raymond Chang	Brad Wise
VP, General Counsel and Secretary	VP of Investor Relations and Digital Strategy
7402 N. Eldridge Parkway	7402 N. Eldridge Parkway
Houston, TX 77041	Houston, TX 77041

Disclosure Statement

Statements made in the course of this Proxy Statement that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time-to-time in the Company’s filings with the SEC. Any decision regarding the Company or its securities should be made upon careful consideration of not only the information here presented, but also other available information, including the information filed by the Company with the SEC. Copies of these filings may be obtained by contacting the Company or the SEC.

This Proxy Statement, including the Compensation Discussion and Analysis, contains financial measures presented on a non-GAAP basis. We use these non-GAAP financial measures internally to evaluate and manage the Company’s operations because we believe it provides useful supplemental information regarding the Company’s ongoing economic performance. The non-GAAP financial measures include: (i) earnings before interest, taxes, depreciation and amortization (EBITDA) excluding other costs, (ii) EBITDA excluding other costs as a percentage of revenue, (iii) net income attributable to DNOW Inc. excluding other costs, (iv) diluted earnings per share attributable to DNOW Inc. stockholders excluding other costs, and (v) free cash flow. The Company uses these non-GAAP financial measures to evaluate and manage the Company’s operations because they believe they provide useful supplemental information regarding the financial performance of our business. These non-GAAP financial measures are not intended to replace the GAAP financial measures. Free cash flow is net cash provided by (used in) operating activities adjusted for purchases of property, plant and equipment. A reconciliation of each non-GAAP financial measure to its most comparable GAAP financial measure can be found on page 32 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 18, 2025. We undertake no duty to update any forward-looking statement that we may make, whether as a result of new information, future events, or otherwise except as may be required by applicable law. References herein to materials available on our website, including website links, are for informational purposes only and is not a part of, nor incorporated by reference into, this Proxy Statement.

DNOW INC.

7402 N. Eldridge Parkway

Houston, Texas 77041

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, “DNOW,” the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to DNOW Inc.

ANNUAL MEETING:	Date: Wednesday, May 21, 2025 Time: 10:00 a.m. (Central Standard Time) Place: DNOW Corporate Headquarters 7402 N. Eldridge Parkway Houston, Texas 77041

AGENDA:

Proposal 1:  To elect eight nominees as directors of the Company for one-year terms.

Proposal 2:  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025.

Proposal 3:  To approve, on an advisory basis, the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the election of the eight nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025 (Proposal 2), and “FOR” the approval of the compensation of our named executive officers (Proposal 3).

RECORD DATE/ WHO CAN VOTE:

All stockholders of record at the close of business on March 24, 2025 are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is DNOW common stock. Holders of DNOW common stock are entitled to one vote per share at the Annual Meeting.

PROXY NOTICE:

Proxy Materials will be available to stockholders on or about April 4, 2025. Our Annual Report on Form 10-K, including financial statements for the fiscal year ended December 31, 2024, accompanies this Proxy Statement. The Annual Report on Form 10-K does not form any part of the proxy solicitation materials nor will be it considered as having been incorporated by reference.

PROXIES SOLICITED:

Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders as of the record date beginning on or about April 4, 2025. By completing, signing, and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the eight nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

REVOKING YOUR PROXY:

You can revoke your proxy at any time prior to when the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:

As of March 24, 2025, there were 108,823,368 shares of DNOW common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. Shareholders, in person or by proxy, casting at least 54,411,684 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as instructed.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the eight director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e. the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that nominee). For additional information regarding our majority voting policy, see page 10 of the Proxy Statement. Broker non-votes and abstentions are not counted as votes cast for or against a director nominee and therefore will have no effect on this vote. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors (Proposal 2) and the proposal to approve the compensation of our named executive officers (Proposal 3) will require the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting. An abstention will have the same effect as a vote AGAINST for each such proposal. For Proposal 2, brokers are permitted to vote your shares in the absence of your specific instructions as to how to vote. With respect to Proposal 3, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted. Broker non-votes will have no impact on the outcome of Proposal 3.

HOUSEHOLDING:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. If an individual receives multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (800) 542-1061.

COST OF PROXY SOLICITATION:

We have retained Okapi Partners LLC to solicit proxies from our stockholders at an estimated fee of $12,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, and delivering the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers, and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be

Held on Wednesday, May 21, 2025. The Company’s 2025 Proxy Statement and the Annual Report

to Stockholders for the year ended 2024 are also available at:

http://www.proxyvote.com

For directions to the Annual Meeting, please contact Investor Relations at 281-823-4700.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

At the Company’s inception in 2014, the Board of Directors of DNOW Inc. (the “Board”) was divided into three classes with each class serving a term of three years. In 2020, stockholders approved the declassification of the Board over a three-year period which culminated in 2023. All directors stand for election for one-year terms if elected at the upcoming Annual Meeting.

Richard Alario, Terry Bonno, David Cherechinsky, Galen Cobb, Paul Coppinger, Karen David-Green, Rodney Eads, and Sonya Reed are nominees for director, each for a one-year term expiring at the Annual Meeting in 2026, or when their successors are duly elected and qualified. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have the authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

DNOW’s Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (the number of shares voted FOR a director nominee must exceed the number of votes cast AGAINST that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not contested is determined 14 days in advance of when we file our definitive Proxy Statement with the SEC. This year’s election was determined to be an uncontested election and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, our Environmental, Social, Governance, and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board will act on the Environmental, Social, Governance, and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” In 2025, all director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Information Regarding Nominees for Director for Terms Expiring in 2024:

Richard Alario

Former Chief Executive Officer, Key Energy Services

Chairman since 2021

Independent director

Director since 2014

Age 70

Committee(s)

●  Environmental, Social, Governance, and Nominating Committee

●  Compensation Committee

Mr. Alario has been a director of the Company since May 2014 and has served as the Company’s Chairman of the Board since April 2021. Mr. Alario served as Interim Chief Executive Officer of the Company from November 2019 until June 2020, and as Executive Vice Chairman on an interim, short-term basis from June 2020 until October 2020. Mr. Alario served as Chief Executive Officer and director of Key Energy Services, Inc., a provider of oilfield services, from 2004 until his retirement in March 2016. Prior to joining Key Energy Services, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He is also Chairman of the Board of Kirby Corporation, serving as a member of its Compensation Committee and a member of its Environmental, Social, Governance and Nominating Committee. He formerly served as Chairman of the National Ocean Industries Association.

Professional Experience

DNOW

●   Executive Vice Chairman (2020)

●   Interim Chief Executive Officer (2019 – 2020)

Key Energy Services

●   Chairman and Chief Executive Officer (2004 – 2016)

Skills

CEO/Former CEO	Process Solutions
Financial Expert	Distribution/Supply Chain
Operations Leadership	Technology Systems
ESG Experience	Cybersecurity Experience
International Exposure	Strategic Planning
Energy	Business Transformation

Terry Bonno

Former Senior Vice

President of Industry

and Community

Relations of Transocean

Independent director

Director since 2014

Age 67

Committee(s)

●  Audit Committee

●  Environmental, Social, Governance, and Nominating Committee

Ms. Bonno has been a director of the Company since May 2014. Ms. Bonno provides advisory and consulting services to numerous private companies utilizing her professional expertise in Global business development, commercial and contractual due diligence, Sustainability and Enterprise Risk Management. She has served as a Director of Kodiak Gas Services, a publicly held gas compression company, where she serves as the Chair of the Personnel and Compensation Committee and as a member of the Nominating, Governance, and Sustainability Committee. From 2017 to the successful divestiture to 3i in 2019, Ms. Bonno served as a Director of Tampnet, the largest offshore high-capacity communication network in the world. She also served as a director on energy industry and charity boards. In 2017, she was accepted as an industry expert to serve in an advisory capacity on the National Offshore Safety and Advisory Committee (NOSAC) for a three-year term ending 2020. Ms. Bonno served as Senior Vice President of Industry and Community Relations for Transocean Ltd. from 2017 until her retirement in September 2018. Her responsibilities included leadership in industry forums, community affairs and driving sustainability in the organization. Ms. Bonno previously served as Senior Vice President of Marketing for Transocean Ltd. from 2011 and Vice President Marketing from 2008 with oversight of Transocean’s marketing in 14 countries. Prior to this role, she served in various director and management roles at Transocean Ltd. leading the marketing and contracts efforts for West Africa and the Americas from 2001 until 2008. She served in a Director Marketing and Contracts role for Turnkey Drilling with RBFalcon and Global Marine (a wholly owned subsidiary of Applied Drilling Technology Inc. (ADTI)) from 1993 until 2001, who later became acquired by Transocean Ltd. During her time with Global Marine from 1982 to 1999, she served in various Accounting Management roles. She is also a Certified Public Accountant.

Professional Experience

Transocean

●   Senior Vice President of Industry and Community Relations (2017 – 2018)

●   Senior Vice President of Marketing (2011 – 2017)

●   Vice President Marketing (2008 – 2011)

Skills

Financial Expert	Technology Systems
ESG Experience	Cybersecurity Experience
International Exposure	Strategic Planning
Energy	Business Transformation
Distribution/Supply Chain

David Cherechinsky President and Chief Executive Officer of DNOW Director since 2020 Age 61

Mr. Cherechinsky has served as President and Chief Executive Officer and been a director of the Company since June 2020. Prior to serving as President and Chief Executive Officer, Mr. Cherechinsky served as the Company’s Senior Vice President and Chief Financial Officer from February 2018 until May 2020. Mr. Cherechinsky previously served as Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for NOV’s distribution business group from 2003, and as Vice President—Finance for NOV’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served NOV starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.

Professional Experience

DNOW

●   President and CEO (2020 – present)

●   Senior Vice President and Chief Financial Officer (2018 – 2020)

●   Vice President, Corporate Controller and Chief Accounting Officer (2014 – 2018)

Skills

	CEO/Former CEO	Process Solutions
	Financial Expert	Distribution/Supply Chain
	Operations Leadership	Technology Systems
	ESG Experience	Cybersecurity Experience
	International Exposure	Strategic Planning
	Energy	Business Transformation

Galen Cobb Former Vice President Industry Relations of Halliburton Independent director Director since 2014 Age 71 Committee(s) ● Audit Committee

Mr. Cobb has been a director of the Company since May 2014. Mr. Cobb recently served as Vice President of Industry Relations for Halliburton since 2002 until his retirement in 2022 where he was responsible for Halliburton’s industry relations global activities, energy trade policy issues, executive client relations, and trade organization oversight. He worked for Halliburton for over forty-five years serving in various executive management positions in operations, marketing, sales and business development. From 1991 to 1994, he was Director CIS and China with oversight in establishing Halliburton’s presence and operations in these emerging markets. Later, he was named Director Executive Sales and Business Development with expanded responsibilities for the worldwide development and promotion of Halliburton’s services and products.

Professional Experience

Halliburton:

●   Vice President of Industry Relations (2002 – 2022)

Skills

	Financial Expert	Distribution/Supply Chain
	Operations Leadership	Technology Systems
	ESG Experience	Cybersecurity Experience
	International Experience	Strategic Planning
	Energy	Business Transformation

Paul Coppinger

Former President of SPM Oil & Gas, a Caterpillar Company

Independent director

Director since 2017

Age 64

Committee(s)

●  Compensation Committee

●  Environmental, Social, Governance, and Nominating Committee (Chair)

Mr. Coppinger has been a director of the Company since December 2017. Mr. Coppinger was the President of SPM Oil & Gas, a Caterpillar Company (formerly the Oil & Gas Division of the Weir Group PLC which was acquired by Caterpillar in February 2021) from 2014 until his retirement in 2022. From 2012 to 2014, Mr. Coppinger served as President, Pressure Pumping, for the Weir Group, and from 2011 to 2012 as President of Weir SPM. Prior to that, Mr. Coppinger was Group President of the Energy Segment of CIRCOR International, Inc. from 2001 to 2011. Mr. Coppinger is Chairman Emeritus of the Energy Workforce & Technology Council (formerly the Petroleum Equipment & Services Association) and served on its Board of Directors from 2007 to 2019.

Professional Experience

SPM Oil & Gas, a Caterpillar Company

●   President (2014 – 2022)

Weir Group

●   Division President, Oil & Gas (2014 – 2021)

●   President, Pressure Pumping (2012 – 2014)

●   President, Weir SPM (2011 – 2012)

CIRCOR International

●   Group President of the Energy Segment (2001 – 2011)

Skills

Financial Expert	Process Solutions
Operations Leadership	Distribution/Supply Chain
ESG Experience	Cybersecurity Experience
International Experience	Strategic Planning
Energy	Business Transformation

Karen David-Green Former Chief Communications, Stakeholder and Sustainability Officer of Expro Group Independent director Director since 2023 Age 56 Committee(s) ● Audit Committee

Ms. David-Green has been a director of the company since 2023. Ms. David-Green has over 30 years of experience in senior leadership positions on Wall Street and as a corporate executive for multinational companies. Her skillset encompasses capital market transactions, demand generation, risk/reputation management, data analytics, business and cultural transformation, scaling businesses in a highly cyclical environment, cybersecurity, go-to-market strategies and energy transition and sustainability. She previously held key positions in the Executive Leadership Team at Expro Group N.V. and Weatherford International plc where she served as the former Chief Marketing, Stakeholder, Investor Relations, Communications and Sustainability Officer. During her tenure at Weatherford from 2010-2020, Ms. David-Green played instrumental roles as Chief Marketing Officer, Sr. Vice President of Stakeholder Engagement, President of the Weatherford Foundation, Inc., Chair of the Sustainability Leadership Council, and Executive Member of the Disclosure and Global Business Continuity and Planning Committees. She is also a former Senior Wall Street equity research analyst. Notably, she previously led the energy service equity research franchise at Oppenheimer & Co. Inc. and Crédit Agricole where she was responsible for providing financial forecasts to clients globally. Ms. David-Green is an Independent Director for PHX Energy Services Inc. where she serves on the Audit and Compensation and Human Resources Committees. She is Directorship Certified by the National Association of Corporate Directors (NACD) and NACD Certified in Cybersecurity Oversight.

Professional Experience

Expro Group

●   Chief Communications, Stakeholder and Sustainability Officer (2021 – 2023)

Weatherford International

●   Chief Marketing Officer and Senior Vice President of Stakeholder Engagement (2010 – 2020)

Skills

	Financial Expert	Technology Systems
	ESG Experience	Cybersecurity Experience
	International Exposure	Strategic Planning
	Energy	Business Transformation
Distribution/Supply Chain

Rodney Eads Former Chief Operating Officer and Executive Vice President, Pride International Independent director Director since 2014 Age 74 Committee(s) ● Audit Committee (Chair)

Mr. Eads has been a director and Chair of the Audit Committee of the Company (commencing this position May 2014). Mr. Eads has served as President of Eads Holdings, LLC, a wholly owned private investment firm (commencing 2009) and is an active investor in early-stage companies. Mr. Eads has provided advisory and due diligence services for numerous private equity entities, with deep expertise in Enterprise Risk Management and Crisis Management. He has provided Expert Witness services for several international arbitration cases in the $150M-$250M claim range. He is a NACD Certified Director, and since 2019 has served on the NACD TriCities Board (Houston, Austin, San Antonio). During the last 6 years he has been an active participant in the Southwest Audit Committee Network. Mr. Eads served as a director from 2010 to 2015 for private equity owned Nautronix UK Limited. Mr. Eads previously served as Chief Operating Officer and Executive Vice President of Pride International Inc. (NYSE) from 2006 until 2009, where he was responsible for safety, environmental, and regulatory compliance for offshore operations and South American and eastern hemisphere land assets operating in 15 countries. He also managed a public company spin-off in 2009 of Seahawk Drilling Company. He served as Senior Vice President of Worldwide Operations for Diamond Offshore Drilling Inc. (NYSE) from 1997 until 2006, with responsibility for safety, environmental, and regulatory compliance in 12 countries. From 1977 to 1997, he served in several executive and operations management positions with Exxon Corporation, primarily in international assignments spanning 11 countries, providing engineering, business planning and project analysis, and compliance for safety, environmental, and regulatory requirements. Mr. Eads has managed global workforces as large as 14,000 employees, managed operating budgets of $1B per year, and capital projects exceeding $3B.

Professional Experience

Pride International

●   Chief Operating Officer and Executive Vice President (2006 – 2009)

Diamond Offshore Drilling

●   Senior Vice President of Worldwide Operations (1997 – 2006)

ExxonMobil

●   Operations Management and Business Analyst (1977-1997)

Skills

	Financial Expert	Distribution/Supply Chain
	Operations Leadership	Technology Systems
	ESG Experience	Cybersecurity Experience
	International Exposure	Strategic Planning
	Energy	Business Transformation

Sonya Reed Former Senior Vice President and Chief Human Resources Officer of Phillips 66 Independent director Director since 2021 Age 51 Committee(s) ● Compensation Committee (Chair)

Ms. Reed has been a director of the Company since August 2021. Ms. Reed is a former executive officer of Phillips 66 where she served as the Senior Vice President and Chief Human Resources Officer from 2015 until 2023. In this capacity she also had accountability for corporate communications, including internal and external messaging, branding, social media and philanthropy. From 2011 to 2015, Ms. Reed was with General Cable, where she last served as Executive Vice President, Chief Human Resources Officer. Ms. Reed began her career at Zurich Financial Services, where she held several positions of increasing responsibility, the last of which was Vice President of Human Resources of their Latin American business. Throughout her career Ms. Reed both lived and worked domestically and internationally, had accountability across multiple countries and administered her role in both English and Spanish (of which she is fluent). Her skillset encompasses executive compensation, succession management, leadership development, cultural transformation, organizational design, communications, and brand and reputation management in large, global organizations.

Professional Experience

Phillips 66

●   Senior Vice President and Chief Human Resources Officer (2015 – 2023)

General Cable

●   Executive Vice President, Chief Human Resources Officer (2011 – 2015)

Skills

	ESG Experience	Distribution/Supply Chain
	International Exposure	Strategic Planning
	Energy	Business Transformation

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE

ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties with the following current standing committees: Audit, Compensation, and Environmental, Social, Governance, and Nominating. Last year, the Board of Directors met four times and the committees met a total of fourteen times. The following table sets forth the committees of the Board of Directors and their members as of the date of this Proxy Statement, as well as the number of meetings each committee held during 2024:

Independent Directors	Audit Committee	Compensation Committee	Environmental, Social, Governance, and Nominating Committee
Richard Alario		•	•
Terry Bonno	•		•
Galen Cobb	•
Paul Coppinger		•	Chair
Karen David-Green	•
Rodney Eads	Chair
Sonya Reed		Chair
Employee Directors
David Cherechinsky
Number of Meetings Held in 2024	8	3	3

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a member in 2024. Our policy regarding director attendance at the annual general meetings of stockholders is that we encourage and expect, but do not require, the members of the Board to attend annual general meetings of stockholders. The directors were all present at the Company’s Annual Shareholders Meeting in 2024.

Audit Committee

Messrs. Eads (Chair), Cobb, Ms. Bonno, and David-Green are the current members of the Audit Committee. All members of this committee are independent within the meaning of the rules governing audit committees by the NYSE and SEC, meet the NYSE standard of having accounting or related financial management expertise, and also meet the SEC’s criteria of an Audit Committee Financial Expert.

The Audit Committee is appointed to assist the Board in fulfilling its oversight responsibilities relating to financial matters. The Committee’s primary duties and responsibilities are to:

●	monitor the integrity of the Company’s financial statements, reporting processes, systems of internal controls, disclosure controls, and procedures;

●

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with requirements of the SEC and PCAOB regarding auditor independence, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

●	monitor the independence and performance of the Company’s independent auditors and internal audit function;

●	establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board;

●	prepare an audit committee report as required by the SEC to be included in the Company’s Annual Proxy Statement;

●

review, on a quarterly basis, reports from the Company’s enterprise risk management system, cybersecurity and artificial intelligence (“AI”) monitoring systems, and ESG monitoring system and reports to the full Board on these matters; and

●	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section.

Compensation Committee

Ms. Reed (Chair) and Messrs. Alario and Coppinger are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable SEC and NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist in fulfilling its oversight responsibilities relating to compensation and benefits. The Committee’s primary duties and responsibilities are to:

●	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

●	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies, and programs of the Company;

●	prepare a compensation committee report as required by the SEC to be included in the Company’s Annual Proxy Statement; and

●	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation

Ms. Reed (Chair) and Messrs. Alario and Coppinger are the current members of the Compensation Committee. Mr. Alario previously served as Chair of the Compensation Committee prior to his appointment as interim Chief Executive Officer and as Executive Vice Chairman on an interim, short-term basis from November 2019 until October 2020 and reassumed his role as Chair of the Compensation Committee in February 2021 until May 2024. Except as disclosed herein, none of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Environmental, Social, Governance, and Nominating Committee

The Environmental, Social, Governance, and Nominating Committee is appointed to assist the Board in fulfilling its oversight responsibilities. Messrs. Coppinger (Chair), Alario, and Ms. Bonno are the current members of the Environmental, Social, Governance, and Nominating Committee. All members of the

Environmental, Social, Governance, and Nominating Committee are independent as defined by the applicable NYSE listing standards.

The Environmental, Social, Governance, and Nominating Committee gives oversight at the board level to the Company’s ESG initiatives by working with management on risk assessment in various areas. The Committee’s primary duties and responsibilities are to:

●	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

●	identify individuals qualified to become Board members and recommend to the Board director nominees for each annual meeting of stockholders and candidates to fill vacancies on the Board;

●	recommend to the Board annually the directors to be appointed to Board committees;

●	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines;

●

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines;

●	oversee the Company’s efforts on ESG matters including the publication of the Company’s annual sustainability report;

●	oversee and advise risks related to climate change and the Company’s energy evolution business and associated Company initiatives; and

●	oversee the Company’s efforts on human capital and management succession planning including the CEO and his direct reports.

A copy of the Environmental, Social, Governance, and Nominating Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Board Composition Considerations

The Environmental, Social, Governance, and Nominating Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to those candidates, and recommending nominees to the Board of Directors to be submitted to stockholders for election. The Board regularly seeks input from a range of sources, including from within the boardroom (via the annual Board self-assessment process) and from our shareholders, as they express their views regarding the backgrounds and skill sets that they perceive to be most critical to helping the growth of the organization, including creating shareholder value.

It is the policy of the Committee to consider director candidates recommended by stockholders. Nominees are selected by the Committee from candidates recommended by multiple sources, including other directors, management, stockholders, and by independent search firms (which firms may be paid by the Company for their services), all of whom will be evaluated based on the same criteria. As of March 24, 2025, we had not received any formal recommendations from stockholders for potential director candidates that were approved as a nominee for director by the Environmental, Social, Governance, and Nominating Committee for submission to stockholders for election. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be sent to the Secretary of the Company at the address listed herein.

The Board of Directors believes that nominees should reflect the following characteristics:

●	have a reputation for integrity, honesty, candor, fairness, and discretion;

●	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations; and

●	have a range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Environmental, Social, Governance, and Nominating Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties as well as the evolving needs of the Company in terms of strategy and emerging opportunities and risk. There are currently no directorship vacancies to be filled on the Board.

Board Diversity

The Board considers diversity in identifying nominees for director. The Board seeks to achieve a mix of directors that represent a diversity of background and experience in a variety of different ways and in an expansive manner. The Board not only considers diversity concepts such as race and gender, but also diversity in the sense of differences in viewpoint, professional experience, education, skill, and other qualities and attributes that contribute to board heterogeneity. Also considered as part of the diversity analysis is whether the individual has work experience in the Company’s industry or in the broader energy or industrial markets. The Company believes the Board can benefit from different viewpoints and experiences by having a mix of members of the Board who have worked in its industry and have worked in other sectors the Company sees as opportunities for expansion and growth.

Although we do not have a formal diversity policy in place for the director nomination process, the Board recognizes that diverse candidates with appropriate and relevant skills and experience contribute to the depth and diversity of perspective in the boardroom. An important factor in our Environmental, Social, Governance, and Nominating Committee’s consideration and assessment of a director candidate is the diversity of background, viewpoints, professional experience, education, gender, age, and culture including nationality, race, or ethnic background. Over the last four years, the Board has added two new directors, Ms. Karen David-Green and Ms. Sonya Reed, who provide additional diversity in gender, ethnicity and experience to the Board. These actions demonstrate the Board’s desire to achieve a diverse and inclusive membership with individuals who collectively possess the skills and experiences that the Company will need to succeed now and in the future.

If and when the need arises for the Company to add an additional new director to the Board, the Environmental, Social, Governance, and Nominating Committee will take reasonable efforts to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool which nominees are chosen from and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Board Composition and Director Qualifications

The Board’s governance documents and bylaws do not impose mandatory term limits. The Board believes that directors may continue to provide meaningful, independent oversight and advice past a set term limit. A mandatory term limit comes with the disadvantage of losing the contribution of directors who have developed significant knowledge of the Company’s business, strategy, risk profile, operations, and financial position and who remain active and contributing members of the Board. The Board also determined that a mandatory term limit may inhibit the Board’s ability to maintain a balanced mix of tenure for its directors which is necessary for the Board to maintain a mix of fresh perspectives and a deep understanding of the Company’s business. Maintaining a mix of tenured board members is particularly important in our industry, in light of the cyclical nature of many aspects of our operations, as well as the range of different macroeconomic and geopolitical factors we face which make our seasoned directors’ experience that much more valuable.

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness, and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. In addition to the experience, qualifications, and skills of each director set forth in their biographies, the Company also considered the following factors in determining that the board member should serve on the Board:

Mr. Alario served as the interim Chief Executive Officer of the Company from November 2019 until June 2020, as Executive Vice Chairman on an interim, short-term basis from June 2020 until October 2020, and previously served as the chief executive officer and as the chairman of another publicly traded company for 12 years. Mr. Alario has extensive experience in the oil service business, having worked in that industry for over 40 years. Mr. Alario has gained valuable board experience from his tenure as a director of Kirby Corporation, including from his service as its Chairman of the Board as well as his work as a member of its Environmental, Social, Governance, and Nominating Committee as well as its Compensation Committee. Through service in these roles, Mr. Alario has gained extensive experience in assessing the risks associated with various energy industry cycles.

Ms. Bonno provides valuable service and experience to the Board due to her current roles as Chair of the Personnel & Compensation Committee and as a member of the Nominating, Governance, and Sustainability Committee of Kodiak Gas Services as well as her past experience on Kodiak’s Audit Committee as well as serving on the financial committee, enterprise risk management committee, and disclosure committee at Transocean Ltd. Ms. Bonno has extensive experience in the oil service industry of 37 years and a background in accounting with approximately 34 years of being a certified public accountant and experience overseeing the SOX Compliance of the Global Marketing function. Ms. Bonno’s extensive professional experience in international business development, commercial and contractual acumen, Sustainability and Enterprise Risk Management has provided her the knowledge to deal with all facets of potential risk areas and opportunities for a global energy company, and she brings that experience and perspective to the Board.

Mr. Cherechinsky has been an officer of a publicly traded company since 2014. Mr. Cherechinsky’s 36-year career with the Company includes positions of increasing importance, from business analyst, to Vice President—Corporate Controller, to Chief Financial Officer, to Chief Executive Officer. Mr. Cherechinsky has extensive experience with the Company and the oil service industry. Mr. Cherechinsky’s experience in the Company’s business and the industry, his extensive financial background, and his vast knowledge of the Company make him uniquely and well qualified to serve as a director of the Company.

Mr. Cobb provides valuable service and experience to the Audit Committee, due to his over 45 years of serving in various management positions for Halliburton. Mr. Cobb has developed experience and expertise in warehouse management and distribution, international operations, especially in emerging markets, as well as marketing and business development in a large corporate environment. As a result of this extensive experience, Mr. Cobb is very familiar with the strategic and project planning processes that impact the Company’s business and continued development for growth.

Mr. Coppinger has over 35 years of experience in the petroleum equipment and service, process equipment and flow control businesses, as well as experience in the industrial markets and manufacturing, and has held various positions of increasing responsibility, including managing domestic and international operations. Mr. Coppinger has extensive operational and strategic planning experience from his long career in manufacturing and distribution. Mr. Coppinger also has extensive mergers and acquisitions experience of over 20 years on a global basis. Mr. Coppinger has dealt with all facets of potential risk areas for a global energy service company and brings that experience to the Company.

Ms. David-Green has over 30 years of experience in senior leadership positions on Wall Street and as a C-Suite Executive and Corporate Officer for multinational companies with a global manufacturing and service footprint. Her experience in capital markets, finance, strategy, sustainability, cybersecurity, and marketing for publicly traded companies provide the Company valuable knowledge at a board level. Further, she is Directorship Certified by the National Association of Corporate Directors (NACD) and NACD Certified in Cybersecurity Oversight. Her work on other company boards, external councils, and networks give the Company insight into how peers see current market conditions and strategies which the Company can use to their future benefit. Ms. David-Green’s extensive financial background, prior board experience, and detailed work in cybersecurity, sustainability, enterprise risk management, and shareholder engagement efforts make her highly qualified to be a board member.

Mr. Eads has over 30 years of experience being on the customer side for the products and services the Company offers and therefore has deep insight into the Company’s business sector. His significant international experience and deep expertise in health and safety/environmental/regulatory compliance; risk assessment; supply chain management; and large construction projects, together with his 12 years of experience as an executive officer of two public companies, which included SEC reporting, mergers and acquisitions evaluations and integration, pay/performance programs, and asset rationalization efforts including a public company spin-off, and private equity sales, makes him well qualified to serve as a director of the Company. Mr. Eads provides valuable service and experience to the Audit Committee, due to his MBA degree and 40 years of experience in the energy industry and in his previous roles in senior executive management where he worked to identify and mitigate risk. He has been an active member of the National Association of Corporate Directors (NACD) since 2010, achieving the NACD’s Governance Fellow recognition, the highest standard of credentialing for directors and governance professionals, and achieved the NACD Directorship Certification in 2021, and maintains yearly certification. He currently serves on the Board for the Tri-Cities Chapter NACD. Mr. Eads established the board cybersecurity reporting system for the Company, which includes quarterly cybersecurity metrics reported to the Audit Committee. He has been involved in two early-stage cybersecurity companies, one as a lead investor. He has also completed the AICPA Cybersecurity Certificate Program.

Ms. Reed has over 30 years of experience in domestic, international and global organizations across multiple industries. She most recently served as a chief human resources officer of two public companies for over ten years. Her expertise in executive compensation, succession planning and talent management, and diversity, equity, and inclusion provide the Board with significant insight on these key risk areas. Ms. Reed has depth of expertise in corporate communications including internal and external messaging, brand and reputation management, media relations and philanthropy in a large corporate environment. She has led the human capital component of major organizational transformations focusing on operating model design, organizational structures and building the critical skills necessary for the new environment. Ms. Reed has held advisory and board positions with non-profit organizations such as Girls Inc and the Boys and Girls Club, and served as a Trustee of the Awty International School and the Energy Advisory Board of the University of Houston. She is currently a corporate director of South Bow and serves as the Chair of their Human Resources Compensation Committee. Ms. Reed has had extensive board exposure and uses that background and knowledge to help provide a perspective on these evolving risk areas.

The following are some of the key qualifications and skills of our Board.

	Alario	Bonno	Cherechinsky	Cobb	Coppinger	David- Green	Eads	Reed
CEO/Former CEO	+		+
Financial Expert	+	+	+	+	+	+	+
Operations Leadership	•		•	•	•		•
ESG Experience	•	•	•	•	•	•	•	•
International Exposure/Experience	•	•	•	+	+	•	•	•
Industry Experience
Energy	•	•	•	•	•	•	•	•
Process Solutions	•		•		•
Distribution/Supply Chain	•	•	•	•	•	•	•	•
Technology Systems	•	•	•	•		•	•
Cybersecurity Experience	•	•	•	•	•	•	•
Strategic Planning	•	•	•	•	•	•	•	•
Business Transformation	•	•	•	•	•	•	•	•

Demographics
Age	70	67	61	71	64	56	74	51
Gender	Male	Female	Male	Male	Male	Female	Male	Female
Ethnicity	White	White	White	White	White	White	White	Hispanic
Year Joined Board	2014	2014	2020	2014	2017	2023	2014	2021
Other Boards	1	1	0	0	0	1	0	1
Independent	•	•		•	•	•	•	•

Definitions

CEO/Former CEO (+): Experience in the top leadership role provides valuable insights and practical understanding of public companies, the areas of risk management, opportunities and capabilities for handling growth, and insight on crucial governance matters.

Financial Expert (+): Background which provides knowledge and capabilities to evaluate Company performance and growth initiatives as well as effective controls and reporting.

Operations Leadership: Experience planning, overseeing, and organizing business practices to maximize efficiency and ensure value such as supply chain and inventory management, quality control, product design, forecasting, and strategy.

ESG Experience: Knowledge and skills gained from working with environmental, social, and governance factors such as human capital, greenhouse gases, and corporate governance matters.

International Exposure (• - worked on international projects remotely from US) Experience (+ - stationed and worked on international projects locally): Exposure in managing and overseeing global operations in a specified field or area of responsibilities which allows visibility into challenges and opportunities facing a multinational organization.

Industry Experience specific to DNOW: Significant leadership or experience which provides perspective on issues specific to our industry, business, market, and strategy.

●	Energy Industry

●	Process Solutions

●	Distribution/Supply Chain

Technology Systems: Creates an understanding of technical and data management systems which enhances the markets we operate in and exposes us to new innovations and challenges (including AI) that we face and may potentially implement into our business.

Cybersecurity: Experience handling and implementing technologies and practices that keep computer systems and electronic data safe in organizations as well as planning and developing policies and procedures to protect against risk and external access manipulation.

Strategic Planning: Experience with the ability to implement decisions and effective change with goal planning, creating tactical outlook and strategy, conducting assessments, and direct responsibility for progress for large organizations.

Business Transformation: Experience in mergers and acquisitions, divestures, integration of entities, project financing, and investment strategies which provides enhanced oversight of our finance-related strategies.

CORPORATE GOVERNANCE

DNOW’s Board is committed to promoting transparency in reporting information about the Company, complying with the spirit as well as the literal requirements of applicable laws, rules and regulations, and exhibiting behavior that conforms to corporate governance standards that exceed the consensus view of minimum acceptable standards. The Board of Directors’ Corporate Governance Guidelines establishes the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the independent Chairman of the Board and the Chief Executive Officer, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and an annual review. A copy of the Corporate Governance Guidelines is available on the Company’s website under the Investor Relations/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Board Committee charters, to interested stockholders upon request. Written requests for such copies should be addressed to the Secretary of the Company at the address listed herein.

Highlights

We maintain a strong and proactive approach to corporate governance, as follows:

●	Active Board and committees providing oversight of areas of risk to the Company;

●	Independent Chairman serving as the lead director;

●	7 of 8 director nominees are independent;

●	Fully independent committee chairs and members;

●	Demonstrated commitment to thoughtful Board refreshment;

●	Active involvement in shareholder engagement meetings;

●	Stock ownership guidelines for executive officers and directors including trading restrictions and blackout dates;

●	Expansive clawback policy to recover executive compensation;

●	Working directly with CEO on annual goals and objectives;

●	Annual Board and committee self-evaluations and assessments;

●	Directors meet in executive sessions without management present;

●	In-depth strategic review with senior management analyzing risks and opportunities;

●	Fully declassified Board where directors stand annually for election;

●	All Audit Committee members meet the NYSE standards of having accounting or financial management expertise and meet the SEC’s criteria of financial experts;

●	Directors are elected by majority vote in uncontested elections;

●	Board engagement with CEO over management succession planning for CEO and all executives; and

●	5X stock ownership requirement of annual retainer.

Specific Changes and Enhancements since 2020

●	Fully declassified our Board of Directors where directors now stand annually for election;

●	Added two highly skilled directors, both of whom are independent, and increased the diversity of the Board;

●	Maintained independence of committee chairs and members and Chairman of the Board;

●	Established minimum stock ownership guidelines for directors to incentivize long-term retention of shares;

●

Enhanced Committee efforts into continuing to ensure best practices in corporate governance, compensation oversight, and risk mitigation efforts including specific oversight and publication of our ESG report publication by the Environmental, Social, Governance, and Nominating Committee and cybersecurity and AI monitoring systems by the Audit Committee; and

●	Expanded training and visibility into newer areas of operational potential such as our process solutions business, e-commerce, digital, and automation initiatives.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. In February 2025, as a result of this annual review, the Board affirmatively determined that a majority of the members of the Board are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Richard Alario, Terry Bonno, Galen Cobb, Paul Coppinger, Karen David-Green, Rodney Eads, and Sonya Reed. In making these independence determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant.

Board Leadership – Independent Chairman of the Board

Currently, the roles of Chairman of the Board and Chief Executive Officer are not combined at the Company. The Company believes the current leadership structure delineates the separate roles of managers and directors. Our Chief Executive Officer sets the strategic direction for the Company, working with the Board, and providing day-to-day leadership for our employees. Our independent Chairman of the Board leads the Board in the performance of its duties and serves as the principal liaison between the independent directors and the Chief Executive Officer.

To assist with providing independent oversight of management and the Company’s strategy, the Board has appointed Richard Alario as the independent Chairman of the Board (the “Independent Chair”). The Independent Chair is responsible for the following:

●	Chairing all meetings of the Board at which the Chair is present;

●	Working with the Chief Executive Officer on the scheduling of Board meetings and the preparation of agendas and materials for Board meetings;

○	Presiding at the Annual Meeting of Shareholders.

●	Defining the quality, quantity, and timeliness of the flow of information between senior management and the Board;

○	Including working closely with the executive leadership team as needed to provide advice on operational, strategic, and governance matters.

●	Approving, in consultation with the other directors, the retention of consultants who report directly to the Committees of the Board such as the Compensation Consultant and the Independent Auditors;

●	Interviewing prospective Board candidates and making nominations to the Environmental, Social, Governance and Nominating Committee;

○	Working with the Environmental, Social, Governance and Nominating Committee to recommend committee membership and committee chair rotation as needed.

●	Developing the agenda for and presiding over the executive sessions of the Board’s non-employee directors;

●	Facilitating communications amongst the Chairman of the Board, the Chief Executive Officer, and other members of the Board;

●	Coordinating, with the Chief Executive Officer, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes;

○	Ensuring compliance with and implementation of the corporate governance guidelines.

●	Acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session;

●	Leading the Board’s annual assessment of the Chief Executive Officer and strategic goals set for the upcoming year; and

●	Assuming such further tasks as the independent directors may determine.

The Board holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management as each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that this structure is in the best interest of the Company’s stockholders because it provides an appropriate balance between our independent Chairman’s ability to lead the Board and to provide independent objective oversight of our management and the Chief Executive Officer’s ability to provide strategic direction for the Company and lead the Company and its employees on a day-to-day basis.

Board Role in Risk Oversight

The Board of Directors and its Committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices and other economic conditions. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. Through these various functions, the Board is able to monitor these risks and assist the Company in determining whether certain mitigating actions, if any, need to be taken. The various responsibilities of these Committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

The Audit Committee serves an important role in providing risk oversight. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential and/or anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, or auditing matters. They also provide an avenue of communication among the independent auditors, Company management, the internal audit function, and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements as well as the Company’s cybersecurity risks (which the Audit Committee considers at each quarterly meeting and at other times on an as needed basis). Senior management works closely with the Audit Committee on these matters in managing material risks.

The Environmental, Social, Governance and Nominating Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Environmental, Social, Governance and Nominating Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines and overseeing the Company’s ESG efforts.

The Compensation Committee is responsible for designing and implementing a compensation program that attracts and retains the best available talent to serve on the Company’s executive team. The Compensation Committee establishes the total target compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. Executives are incentivized to deliver short and long-term financial results, and in alignment with the shareholder experience.

Succession Oversight and Human Capital Management

Our Board views management succession planning as a critical component of ensuring business continuity and performance. The Environmental, Social, Governance and Nominating Committee oversees our management succession planning which includes input from executives to monitor and guide leadership development for our executive leadership team. The ability of the Company to attract, retain, and develop high-performing employees and create a workplace where they can innovate and thrive is an integral party of the Company’s strategy to drive long-term value and mitigate risk. The Environmental, Social, Governance and Nominating Committee regularly engages with senior leadership on succession planning, retention and turnover, and workplace culture as well as proposed succession candidates in different forums such as industry conferences, board dinners, and meeting presentations. Results of employee surveys, turnover data, and metrics on talent and diversity initiatives are reviewed by the Board quarterly. The Environmental, Social, Governance and Nominating Committee provides the oversight necessary to help ensure that the Company develops corporate leaders who are prepared for promotion in higher leadership roles and responsibilities.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, its Compensation Committee, and the Compensation Committee’s independent compensation consultant assess the Company’s compensation programs on an annual basis and have determined that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. On an annual basis, Company management, the Compensation Committee, and the Compensation Committee’s compensation consultant will assess the Company’s executive compensation programs to determine if the programs’ provisions and operations create undesired or unintentional risks of a material nature.

The Company’s variable forms of compensation, namely the annual cash incentive bonus program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted materially adverse events. For example, bonus payments to an executive under the annual cash incentive bonus program are capped at a certain percentage of the executive’s base salary while restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed values resulting in a fixed number of shares (i.e., targeted award value to determine number of shares).

The Company, the Compensation Committee, and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risks to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage excessive risk-taking beyond the organization’s ability to effectively identify and manage significant risks and are supported by meeting peer and industry standards with the oversight and administration of the Compensation Committee.

Cybersecurity

The Company recognizes the increasing significance of cybersecurity threats in today’s business environment and has implemented an extensive cyber risk management program to identify, assess, manage, mitigate and respond to cybersecurity threats. The Board provides oversight of our cybersecurity program and receives reports regularly from our Chief Administrative and Information Officer and the Chair of the Audit Committee on cybersecurity risks in connection with DNOW’s operations quarterly. This program is integrated within the Company’s enterprise risk management program and includes a focus on:

(a) Regular assessments of cyber risks, taking into account the evolving threat landscape, technological advancements, and changes in our business operations;

(b) Proactive identification and mitigation of vulnerabilities in our information systems through regular scanning, testing and patch management; and

(c) Implementing and continuously monitoring security controls, including firewalls, intrusion detection systems, encryption, and access controls to safeguard against unauthorized access and data breaches.

Our governance structure is designed to ensure effective oversight and management of cybersecurity risks at both the Board and management level. The Board of Directors regularly receives briefings to ensure cybersecurity matters are aligned to the Company’s strategic goals related to cyber risk management without compromising the overall business strategy. Our approach is designed to safeguard sensitive information, protect critical assets, and maintain the integrity of our operations. Our governance structure is designed to adapt to evolving regulatory requirements and industry best practices and remain consistent with and committed to complying with relevant cybersecurity regulations and standards applicable to our industry.

Highlights of the Company’s Cybersecurity Program for 2024

●	The Company maintained an “A” Cybersecurity rating from Security Scorecard for 2024

●	Consolidated a new multi-factor authentication software

●	Enhanced and strengthened email gateway security and Office 365 security throughout the year

○	Improved patching and vulnerability management

●	Regular testing of our Cyber Incident Response Plan through tabletop exercises

●	Participated in a penetration ransomware tabletop exercise hosted by the Company’s cybersecurity insurer

●	Continuous training exercises sent to all employees monthly with data and results analyzed quarterly by the Company’s Audit Committee

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. The Board adopted the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any Director or Executive Officer. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of ethics applicable to employees of the Company, are available on the Company’s website, under the Investor Relations/Corporate Governance section.

Name Change

The Company officially changed its corporate legal name from “NOW Inc.” to “DNOW Inc.” on January 19, 2024. The corporate legal name change aligns with the Company’s most consistently referred-to name as DNOW is already known and well-respected in the marketplace as a leading provider of products and services in the oil and gas industry. The corporate legal name change is part of a strategic initiative to unify the Company’s corporate identity with its brand recognition and market presence. The Company has also taken a prior trade name (DistributionNOW) and transitioned and focused usage on its DNOW trade name moving forward. The Company believes that the simplified and refreshed name will help position the Company for greater success in the future.

Environmental, Social, and Governance Oversight and Highlights

In 2019, Company management formed an internal employee-based ESG Committee to oversee the creation, identification, measurement, and disclosure of sustainability performance data most relevant to the Company’s operations. This committee is comprised of representatives from various departments across the Company including members of the executive management team. Since the committee’s inception, the Company has published annual reports which build upon our commitment toward increased transparency and a wider focus on creating a positive global impact and reaffirming our focus on sustainable growth.

With the oversight of the Environmental, Social, Governance, and Nominating Committee of the Board of Directors, the ESG Committee ensures that the relevant sustainability metrics and disclosures align with the Company’s strategic plan and that the results are communicated to stakeholders. This includes improving our data collection methodologies, expanding disclosures, and looking at setting and achieving viable ESG target goals to further support our evolving ESG initiatives that align with the Sustainability Accounting Standards Board (“SASB”) reporting standards, Task Force on Climate-Related Financial Disclosures (“TCFD”) framework, and United Nations Sustainable Development Goals (“UN SDGs”).

The ESG Committee coordinates with Internal Audit, through the Board of Directors’ Audit Committee, to reasonably verify ESG-related disclosures and financial statement matters are accurate and consistent.

The Company recognizes that ESG objectives have a significant impact to its core business strategy and drive for innovative ways for the Company to increase engagement while contributing to the environmental and safety objectives of our customers. Further, the Company is focused on proactively exploring alternative and renewable markets. The Company intends to play an active role in energy evolution with opportunities to collaborate with its customers to help them meet their environmental goals by upgrading aging infrastructure, adopting lower-emissions equipment, improving and increasing materials management, increasing supply chain efficiencies and implementing digital offerings.

One of our Board’s primary responsibilities is overseeing and working with Company management on risk assessment and managing and mitigating these risks, including risks related to climate change and other ESG related matters. The Board meets with Company management at regular Board meetings to discuss the strategy in addressing these key risks along with any other risks we may face. On at least a quarterly basis, the Board also receives specific environmental data as well as specific human management resources data for review, analysis, and discussion with the Company. The Board not only provides oversight in these areas, but also provides input into business strategies to improve the Company’s operations.

Sustainability

As a distributor, we perform minimal manufacturing operations. We do not utilize large amounts of water. Our energy inputs are primarily electricity for lighting, heating and office and warehouse equipment, natural gas for heating and gasoline for company sales and delivery vehicles. We strive to make our operations more efficient, and in turn try to work to reduce use of these resources and resulting emissions.

Many of the products we distribute are used by our customers to aid their efforts to minimize environmental impact, specifically lowering their scope 1 greenhouse gas (“GHG”) emissions as well as sourcing products manufactured by low emission manufacturing technology. We offer our customers a variety of scope 1 emission reducing products like sealless pumps and industrial air compressors that are used to replace methane gas pneumatic systems with compressed air pneumatic systems. In addition, we offer an expanding suite of emissions reduction technology through our EcoVapor branded product line that reduces the venting and flaring of greenhouse gas, targeting the oil and gas and the growing renewable natural gas (“RNG”) markets. We continually seek opportunities to expand our portfolio of products we offer to customers to aid in reducing their scope 1 emissions.

Additionally, we are supplying products for a number of biofuels projects as our customers move their refining and petroleum distribution businesses forward in meeting the new renewable fuels standards. We are also working with customers to offer products and solutions to support and enable their decarbonization journeys with the development of multiple Carbon Capture, Utilization and Storage (“CCUS”) projects in various points within the front-end engineering and design stages. DNOW is committed to supporting efforts to minimize environmental impact and control the emission of methane and CO2 GHGs in our operations. We utilize our catalog of low-emissions products and custom production equipment packages to help our customers monitor and reduce their carbon footprint and meet their scope 1 GHG emissions targets.

Human Capital Resources

As of December 31, 2024, we had approximately 2,575 employees, of which approximately 180 were temporary employees. We offer market-competitive compensation and benefits for employees and opportunities for growth and advancement with a strong emphasis on providing opportunities for valued contribution and innovation. Our ethos determines how we act and interact, what we value, what we tolerate, how we treat one another, our customers, and communities and the drive to continue to surpass expectations.

Training and Development Programs

The acquired skills, knowledge, and capabilities of our people are central to our success. To maintain and acquire talented employees in the marketplace, we invest in employee development programs that incorporate training courses and programs. These programs, including a growing online learning platform, are designed to help provide employees the tools to reach their professional goals and are available at all levels of employment, from entry level education to technical sales initiatives to senior management focal points.

Recognizing Employees

Recognition of individual achievements and contributions is an important part of our culture. Our Customer Priority One program encourages customers, peers and leaders to recognize our employees, customers, or vendors who exemplify the Company’s commitment to customer service to cultivate a culture of inspiring one another to be their best. We also award Milestone Service Awards to employees for their years of service and dedication to our Company at each five-year service anniversary.

Workforce Diversity

We believe that a diverse workplace is a key driver of innovation, creativity, and overall success. We are committed to advancing an inclusive environment through all stages of employment (recruiting to talent management to promotion and retention) where diversity is appreciated and encouraged, and all employees have a sense of belonging throughout our organization. Our efforts are rooted in the belief that every individual, regardless of their background, should have the opportunity to thrive and contribute to our shared goals.

To find the best employees, we must have a diverse pipeline of talent. As of December 31, 2024, our U.S. workforce was comprised of approximately 25% female and 33% racial minorities. We recognize that we are an integral part of the communities in which we operate. By directly engaging people in the communities we serve, we create a transparent dialogue to try to listen and learn from alternative views in how we conduct our business. The strengthening of minority- and women-owned businesses contributes to the overall economic growth and the expansion of our markets. We create a culture where all employees can strive to be their best, to achieve company goals, and to deliver superior service to our customers.

Volunteer Efforts

DNOW is committed to building strong connections with our neighbors and actively contributing within the communities where we operate. By definition, our DNOW Lights program demonstrates our dedication to being a bright light and positive impact within our local communities. Our team regularly supports various organizations through the donation of time and talent, as well as through financial contributions, to cultivate strong connections to the communities we serve. The DNOW Lights program is designed to support and represent the consolidated and strategic philanthropic efforts of DNOW and our employees worldwide and to leverage our organizational influence to make a positive impact.

Shareholder Engagement

We engage with our shareholders frequently to answer questions, address concerns, and solicit feedback. We are committed to maintaining shareholder engagement programs that are true dialogues and prepare and approach them to provide candid and accurate information on relevant issues such as our corporate strategy and position within the market. Our shareholder engagement team consists of representatives leading matters on behalf of the Company in areas of investor relations, health, safety, and environment, ESG initiatives, executive compensation, sustainability, and corporate governance functions. The perspectives of our shareholders are brought back to our team for discussion and potential implementation as well as to the Board to assist with our strategic decision making.

In 2024, we reached out to our top institutional investors representing over 70% of total ownership of the Company to discuss our updates on Board composition and ESG related matters and to receive any feedback on those items as well as executive compensation, amongst other items. As a result of this outreach, we had direct discussions with three of our top shareholders representing approximately 18% of our stock ownership and gained positive feedback from those conversations. We also engage with our shareholders by conducting periodic roadshows, participating at investor conferences, responding to individual investor inquiries and taking questions during our quarterly earnings calls and at our annual shareholders meeting.

Communications with Directors

The Board has provided a process for interested parties to communicate with our non-employee directors. Parties wishing to communicate confidentially with our non-employee directors may do so by calling 1-866-880-2773. This procedure is described on the Company’s website in the Investor Relations/Corporate Governance section. Calls to this number will be answered by an independent, automated system at any time and a transcript of the call will then be delivered to a member of the Audit Committee. Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member(s) of the Board to whom the communication is directed to the care of the Secretary of the Company at the address listed herein. All such communications will be forwarded to the Board member(s) specified. The Secretary will review such correspondence and, as appropriate, forward such correspondence to the Board for its consideration.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 6, 2024, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 18, 2025, the Company filed its 2024 Annual Report on Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board has reappointed Ernst & Young LLP as independent auditors for 2025. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of Ernst & Young LLP will attend the Annual Meeting where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

Stockholder ratification of the appointment of Ernst and Young LLP as our independent auditors is not required by our Bylaws, governing documents, regulations or otherwise. However, the Board is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors will require approval of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your proxy does not specify how you want your shares voted, they will be voted for the ratification of the appointment of Ernst & Young LLP as independent auditors.

Audit Fees

The Audit Committee preapproves services provided by the Company’s independent auditors to the Company. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Chairman of the Audit Committee to preapprove allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2023 and 2024. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2024	2023

Audit Fees	$1,805,000	$1,771,354

Audit Related Fees (1)	$55,000	$55,000

Tax Fees	-	$29,110

All Other Fees	-	-

Total	$1,860,000	$1,855,464

(1) Consists of fees for audits of employee benefit plans and due diligence services on potential acquisitions.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as its independent auditors for 2025.

AUDIT COMMITTEE REPORT

Composition

The Audit Committee is currently comprised of four members: Rodney Eads (Committee Chairman), Terry Bonno, Galen Cobb, and Karen David-Green. The Board of Directors has determined that all of the members of the Audit Committee are independent based on the guidelines set forth by the NYSE and SEC rules for the independence of Audit Committee members. The Board of Directors has also determined that all members of the Audit Committee meet both the NYSE standard of having accounting or related financial management expertise and the SEC’s criteria of an Audit Committee Financial Expert.

Oversight Responsibilities

Under the Audit Committee Charter, which is available for review on the Company’s website under the Investor Relations/Corporate Governance section, the Audit Committee’s primary objective is to assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee’s primary purposes and functions are:

(1) monitoring the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

(2) selecting and appointing the Company’s independent auditors, pre-approving all audit and non-audit services to be provided, consistent with all applicable laws and regulations, to the Company by the Company’s independent auditors, and establishing the fees and other compensation to be paid to the independent auditors;

(3) overseeing the independence and performance of the Company’s independent auditors and internal audit function;

(4) establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential and/or anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board; and

(5) monitoring the Company’s compliance with legal and regulatory requirements.

With respect to the oversight of accounting, internal controls, and disclosure matters as well as the Company’s compliance with various legal and regulatory requirements, the Audit Committee reviews all reports generated by the Company’s independently administered employee hotline and other corporate governance hotline systems as appropriate, but at least on a quarterly basis. The Audit Committee also reviews reports from the Company’s enterprise risk management system, cybersecurity and AI monitoring systems, and ESG monitoring system and reports to the full Board on these matters each quarter.

Notwithstanding the foregoing, it is not the Audit Committee’s duty to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) or to conduct its own audits. In carrying out its duties, the Audit Committee relies on the Company’s senior management, specifically senior financial management, who are responsible for establishing a system of internal controls, assessing such controls, and for preparing the consolidated financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies. The Company’s independent registered public accountants are responsible for auditing the consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing their reports based on those audits. During each regularly scheduled quarterly meeting in 2024, the Audit Committee met separately in executive session with both the internal audit director and the independent audit partner without Company’s senior management being present.

Oversight of Independent Auditor

The Audit Committee reviews in advance and pre-approves audit and non-audit services provided to the Company by the independent auditors. The Audit Committee is also directly responsible for reviewing with the independent registered public accountants the plans and scope of the audit engagement, and providing an open venue of communication among management, the internal audit function, the independent registered public accountants, and the Board.

In connection with the selection and appointment of the independent auditors each year, the Audit Committee reviews and evaluates the qualifications, performance, and independence of the independent auditors and lead partner including taking into account the opinions of management and the Company’s internal auditor. In doing so, the Audit Committee considers a number of factors including, but not limited to the following:

●	Quality of services provided;

●	Technical expertise and knowledge of the industry;

●	Effective communication;

●	Objectivity;

●	Independence;

●	Costs of services considering scope of services as compared to independent auditor costs of similar size public companies in same industry sector; and

●	The potential impact of changing independent auditors.

Based on this evaluation, the Audit Committee has retained Ernst & Young LLP (“EY”) as the Company’s independent auditors for 2025. EY has been the Company’s independent auditors since 2013.

The Audit Committee and Board of Directors believe that it is in the best interests of the Company and its stockholders to continue retention of EY to serve as its independent auditors. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue to recommend that the Board of Directors request the stockholders at the Annual Meeting to ratify the appointment of the independent auditors.

2024 Audited Financial Statements

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP. Non-GAAP measures reported by management are also reviewed by the Audit Committee to ensure transparency and consistency. The Audit Committee discussed with EY, the Company’s independent auditors, the matters required to be discussed by the applicable requirements of the PCAOB, which included the identification of Critical Audit Matters. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with the independent auditors any relationships that may impact their objectivity and independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2024 Annual Report on Form 10-K.

Members of the Audit Committee

Rodney Eads, Chair

Terry Bonno

Galen Cobb

Karen David-Green

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this Proxy Statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value. The Company encourages its stockholders to read the Executive Compensation section of this Proxy Statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy, in achieving its goals, and are aligned with stockholder interests and worthy of stockholder support.

The Company believes that stockholders should consider the following in determining whether to approve this proposal:

Compensation Program is Closely Linked to Stockholder Value

An important and significant portion of each executive’s compensation at the Company is in the form of long-term incentive awards, which are directly linked to the Company’s performance and the creation of stockholder value. The Company’s long-term incentive awards consist of time-based restricted stock and performance-based share awards. Performance-based share awards comprise 50% of each executive’s current long-term incentive awards. We believe this mix appropriately motivates long-term performance and rewards executives for absolute gains in share price, performance against designated metrics, and relative financial performance against a designated peer group.

Strong Pay-for-Performance Orientation

The Company’s annual and long-term incentive programs pay its named executive officers only if certain performance metrics (absolute and/or relative) are achieved. Thus, two of the three components of an executive’s pay at the Company are based on performance.

Compensation Program Has Appropriate Long-term Orientation

Minimum three-year vesting for equity awards: The Company encourages a long-term orientation by its executives through the use of three-year vesting requirements for annual grants of restricted stock and performance-based awards.

Summary of Good Governance and Risk Mitigating Factors

●	Limited Bonus payouts: Bonus awards cannot exceed 200% of target, limiting excessive awards for short-term performance.

●

Balanced pay mix: The mix of pay is balanced between annual and long-term compensation. For example, our CEO’s total compensation for 2024 was approximately 84% at risk and the average total compensation for the other NEO’s was approximately 73% at risk.

●	Multiple year vesting of long-term incentives: Long-term incentive awards do not fully vest until a minimum of three years after the grant.

●	CEO Pay: CEO base salary level and actual total direct compensation during 2024 was at the competitive peer median (the market 50th percentile).

●

Adoption of Executive and Board Stock Ownership Guidelines: Stock ownership guidelines for its executive officers and directors to better align the interests of the Company’s executive officers and directors and the Company’s stockholders by requiring executives and directors to accumulate and retain a minimum of the Company’s stock at meaningful levels.

●	Clawback Policies: The Company has clawback policies to protect the Company in the event of a financial restatement or an executive officer or other key level employees engage in serious misconduct.

●

Elimination of Stock Options: The Company eliminated stock option grants in 2022 to avoid potential drastic compensation swings based on the short-term volatility in share price year over year in lieu of increasing restricted stock grants with a longer vest date.

Say on Pay Results and 2024 Enhancements

The Company’s 2024 Say on Pay vote at the May 2024 annual meeting received approximately 95% support from our shareholders. The Compensation Committee acknowledged the general high-level of support received from shareholders. The Compensation Committee continued to make enhancements to its compensation plan in 2024:

(1)	increased the EBITDA “entry” and target” metrics at least ten percent higher in both the annual incentive awards and performance share awards to make achievement more challenging;

(2)	higher Return on Capital Employed (ROCE) “entry” and “target” metrics in the performance share awards to make achievement more challenging (40% and 50% respectively): and

(3)

refreshed the Company’s peer group by adding a new member and eliminating a former peer to ensure that the designated peer group continued to be within reasonable size parameters (generally 0.5 times to 2-3 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

The Compensation Committee continues its efforts to ensure that the executive compensation program is designed to align with the shareholder experience, enhances the link between executive pay and company performance, responds to changing market conditions, and retains skilled leaders who have a deep understanding of our business.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee and the Board will consider the outcome of the vote when evaluating future executive compensation programs and encourage shareholders to engage with the Company to understand their reasoning behind their votes, both positive and negative.

Shareholder Resolution

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. The program does not encourage excessive risk-taking by management. It is aligned with the competitive market for talent and is highly sensitive to Company performance. The Company believes its program will deliver reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the 2025 annual meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2024 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Company believes that a well designed and implemented compensation program is the key to attracting, retaining, developing, and motivating highly qualified talent that will successfully execute on the long-term strategy and in turn create value for its shareholders. Consistent with its “pay for performance” philosophy, the Company believes that compensation should be directly linked to performance and aligned with the shareholders experience. As such, a significant portion of the compensation for the Company’s named executive officers (“NEO”) is at-risk and is only realized if the Company achieves performance goals. The Company’s programs must be market competitive and therefore are benchmarked and reviewed annually.

Executive Officers

For the year-end December 31, 2024, the Company’s Named Executive Officers, were as follows:

Name	Position
David Cherechinsky	President and Chief Executive Officer
Mark Johnson	Senior Vice President and Chief Financial Officer
Raymond Chang	Vice President, General Counsel and Secretary
Kelly Munson	Chief Administrative and Information Officer
Rocio Surratt	Vice President – Finance and Corporate Controller

David Cherechinsky President and Chief Executive Officer Age 61 36 years with DNOW

Mr. Cherechinsky has served as President and Chief Executive Officer and been a director of the Company since June 2020. Prior to serving as President and Chief Executive Officer, Mr. Cherechinsky served as the Company’s Senior Vice President and Chief Financial Officer from February 2018 until June 2020. Mr. Cherechinsky previously served as Vice President, Corporate Controller and Chief Accounting Officer from February 2014 until February 2018. Mr. Cherechinsky served as Vice President—Finance for NOV’s distribution business group from 2003, and as Vice President—Finance for NOV’s Distribution & Transmission business segment from 2011, until the Company’s spin-off in May 2014. He previously served NOV starting in 1989 in various corporate roles, including internal auditor, credit management and business analyst, and is a CPA.

DNOW Professional Experience

●   President and Chief Executive Officer (2020 – Present)

●   Senior Vice President and Chief Financial Officer (2018 – 2020)

●   Vice President, Corporate Controller and Chief Accounting Officer (2014 – 2018)

Mark Johnson Senior Vice President and Chief Financial Officer Age 43 16 years with DNOW

Mr. Johnson has served as the Company’s Senior Vice President and Chief Financial Officer since June 2020. Mr. Johnson previously served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer from February 2018 until June 2020. Mr. Johnson also served as the Company’s Vice President – Finance and Assistant Corporate Controller from May 2014 until February 2018. Mr. Johnson served as Vice President – Finance for the NOV Distribution business group from 2012 until the Company’s spin-off in May 2014. Before joining NOV in 2008, he worked in public accounting and is a CPA.

DNOW Professional Experience

●   Senior Vice President and Chief Financial Officer (2020 – Present)

●   Vice President, Corporate Controller and Chief Accounting Officer (2018 – 2020)

●   Vice President – Finance and Assistant Corporate Controller (2014 – 2018)

Raymond Chang Vice President, General Counsel and Secretary Age 54 24 years with DNOW

Mr. Chang has served as the Company’s Vice President and General Counsel since February 2014. Mr. Chang served as NOV’s Vice President, Assistant General Counsel and Assistant Secretary from 2009 until the Company’s spin-off in May 2014. He previously served NOV starting in 2001 in various positions within its legal department. Prior to joining NOV, he was an associate at the law firm of Baker & McKenzie from 1997 until 2001.

DNOW Professional Experience

●   Vice President, General Counsel, and Secretary (2014 – Present)

Kelly Munson Chief Administrative and Information Officer Age 40 16 years with DNOW

Ms. Munson has served as the Company’s Chief Administrative and Information Officer since March 2020. Prior to this role, she served as the Company’s Director of Organizational Development and Human Resources responsible for global HR and Organization Development, Human Resource Information Systems and Recruiting. Ms. Munson has been with the Company and its predecessor since 2009 and has held progressively increasing roles in employee training and development, organization development, talent management and leadership development. Ms. Munson is a member of the Energy Workforce & Technology Council (formerly the Petroleum Equipment and Services Association) Advisory Board and HR committee and was a past member of its Emerging Leaders and committees.

DNOW Professional Experience

●   Chief Administrative and Information Officer (2020 – Present)

●   Director – Human Resources and Organizational Development (2018 – 2020)

●   Director – Organizational Development (2014 – 2018)

Rocio Surratt Vice President – Finance and Corporate Controller Age 49 14 years with DNOW

Ms. Surratt has served as the Company’s Vice President Finance and Corporate Controller since July 2020. Ms. Surratt also served as the Company’s Vice President of Finance from May 2014 until September 2018. Ms. Surratt served as Director – Finance for the NOV Distribution business group from 2012 until the Company’s spin-off in May 2014, and as International Controller from 2007 to 2012. Before joining NOV in 2007, she worked in public accounting.

DNOW Professional Experience

●   Vice President – Finance and Corporate Controller (2020 – Present)

●   Vice President of Finance (2014 – 2018)

The Named Executive Officers of the Company serve at the pleasure of the Board and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Please refer to the “Summary Compensation” table for details on actual compensation paid for the year-ended December 31, 2024.

General Compensation Overview

DNOW Inc.’s executive compensation program is administered by the Compensation Committee of the Board. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans. The Compensation Committee’s primary objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available talent to serve on the Company’s executive team and incentivize those executives to achieve both the Company’s short-term and long-term financial and operational goals. With this objective, the Compensation Committee strives to provide compensation packages for key executives that offer compensation opportunities in the median range of the companies in its designated peer group as described below. The Compensation Committee reviews and determines all elements of compensation for the Company’s named executive officers with input from its independent compensation consultant, review of peer group pay levels and practices, and feedback from our shareholders. Data sources reviewed by the Compensation Committee and its independent compensation consultants include industry survey groups, national survey databases, proxy disclosures, and general trend data, which are updated annually. In fulfilling its duties, the Compensation Committee is supported by the Chief Administrative and Information Officer and receives recommendations from the Chief Executive Officer regarding the performance and compensation for all officers other than himself. The Compensation Committee reviews all elements of executive compensation both separately and in the aggregate.

The major components of the executive compensation program for 2024 were base salary, annual cash incentive, and long-term incentives in form of restricted stock and performance-based restricted stock awards.

DNOW’s Strategy to Unlock Value

DNOW’s strategy is based on a four facet approach: (1) Deliver Margin Discipline; (2) Optimize Operations; (3) Maximize Working Capital Velocity; and (4) Drive Growth Through Acquisitions. This strategy has allowed us to bolster DNOW’s capabilities and expand our core market, while further penetrating adjacent industrial markets and enhance our product offering. This approach provides additional opportunities for growth which enhances our earnings profile and reinforces our commitment to increasing long-term value for our shareholders and fuels our future success.

1) Deliver Margin Discipline

•   High grade product and service offerings

•   Diversify customer base through more balanced energy-end markets

•   Use pricing discipline and leveraging technology in e-commerce efforts

•   Optimizing distribution network and product mix

•   Growing with strategic suppliers by signing maintenance, repair, and operating agreements and focus on negotiating and reworking commercial contracts which are mutually beneficial both for the Company and its customers

•   Promote opportunities in energy evolution such as renewable energy, decarbonization and CCUS projects, biofuels and RNG

•   Continuing to tightly manage expenses

2) Optimize Operations

•   Scale size and number of locations to match market opportunity including expanding upon supercenter model to new locations

•   Maximize regional stock fulfillment strategy

•   Invest in, train, and develop our human capital, devoting internal resources to promoting a strategic internal succession planning model through talent management

•   Minimize our impact on the environment

•   Cost transformation to align to market demand and preserve our balance sheet

•   Add leverage to our core business for growth

3) Maximize Working Capital Velocity

•   Invest in organic and inorganic growth

•   Focus capital on high value-add solutions

•   Leverage inventory investment by optimizing days inventory outstanding or “DIO”

•   Allocate capital to high value-add product lines and solutions to navigate the energy transition

•   Continue to conservatively manage debt and increase cash position

•   Take advantage of share repurchases at cost average positive positions

4) Drive Growth Through Acquisitions

•   Seek margin accretive companies that possess differentiated products and solutions

•   Highly selective in evaluating targets in the current environment

•   Leverage acquired product lines to gain organic share

•   Promote cross-selling into energy operations at higher margins and leverage our strengths in our business units to enhance relationships

•   Seek high value-add products and solutions

•   Increase barriers to entry

•   Focus on targets which help our customers meet emission reduction goals

Strategic Growth Plan to Increase Shareholder Value Focused on growing sustainable earnings and free cash flow through the cycle Inorganic Share buyback accumulation Support organic program Additional growth through strategy to grow Growth from growth through Previously authorized earnings and Defend and customer flow free cash $80M share buyback FCF adjacent grow market investments program was fully share within tied to industrial Low capex business executed during the fourth quarter of 2024 Closed two acquisitions in core energy decarbonization markets Efficient use of working 2024 Board authorized in markets capital to support organic Whitco Supply, which and energy January 2025 a new Targeting mining, water growth expands DNOW’s $160M share buyback evolution and chemical markets that presence in the midstream program, double the size Expand wallet and align with our pump of the previous share end market, further market share in upstream supplier agreements to diversifying revenue Provide products for aged expand and diversify buyback program, Expand opportunities in infrastructure and methane markets increasing shareholder midstream market Trojan Rentals, which emission reduction projects value while providing Leverage strengths Expand aftermarket expands U.S. Process Expand opportunities from maximum flexibility in Solutions, expands through supercenters and customer investments in service capabilities driving enhanced service model high margin incremental DNOW’s long-term services in the water CCUS and new energy capital allocation strategy revenues management end market Expand opportunities from Continue to evaluate a customer investments in renewable fuels pipeline of margin accretive, attractive companies which continue to expand our U.S. Process Solutions business

2024 Performance Overview

In 2024, the Company had the following highlights:

Fiscal Year Business Performance

Free Cash Flow* $289 million	Revenue $2.373 billion	EBITDA* $176 million	Operating Profit $113 million

Selected highlights include:

●   Cash provided by operating activities was $298 million;

●   $289 million in free cash flow, nearly twice the Company’s projections for 2024;

●   $176 million in EBITDA or 7.4% of revenue for the full-year;

●   Total liquidity at the end of the year equaled $556 million, including $256 million in cash and zero debt, following two acquisitions (Trojan Rentals and Whitco Supply) paid for in cash;

●   Revenue grew to $2.373 billion total (up 2% year over year), its highest level since 2019;

●   Gross margins averaged 22.5% for the year, slightly down from 23.1% in 2023;

●   Completed purchases under the $80 million board approved share repurchase program and announced a new $160 million program in January 2025.

Key performance metrics are defined in our Form 10-K for the fiscal year ended December 31, 2024.

* EBITDA and Free Cash Flow are non-GAAP financial measures. See Non-GAAP and Other Financial Measures in our Form 10-K for the fiscal year ended December 31, 2024 for a reconciliation of non-GAAP financial measures used in this section to our results as reported under GAAP and an explanation of the reasons why the Company believes the non-GAAP financial information is useful and the nature and limitations of the non-GAAP financial measures.

The Company continued to be the leader within the upstream distribution energy market and saw expansion in both the midstream market and the Company’s process solution segment with the additions of Whitco Supply and Trojan Rentals in 2024. These acquisitions show the Company’s continued focus on inorganic growth through acquisitions by taking a patient and disciplined approach of targeting margin accretive businesses and expanding existing relationships and geographical customer service. The Company continued to be debt-free and produced results that fueled an organic growth and efficient operations strategy by driving significant free cash flow while producing solid revenue growth. The Company’s commitment to repurchase shares opportunistically and a broadened capital allocation framework to generate attractive shareholder returns without deviating from a disciplined approach to balance sheet management continue to be drivers despite softer than hoped for market conditions. The Company’s results show its cash generation capabilities and future earnings potential alongside its acquisition focus and share repurchases providing multiple avenues for shareholder value creation.

Share Repurchase Initiative and Expansion

On August 3, 2022, the Board of Directors of the Company authorized and approved a share repurchase program for up to $80 million of the outstanding shares of the Company’s common stock over a period expiring on December 31, 2024. Under the share repurchase program, the Company could repurchase shares through open market purchases, privately-negotiated transactions, block purchases, or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934. The Company concluded its initial share repurchase program on December 31, 2024 by repurchasing the full limit of $80 million of outstanding shares. As a result of the value that the Company saw created by the repurchase program, along with the belief that the Company’s share price was still undervalued, the Company’s Board approved a second repurchase program on January 24, 2025 for up to $160 million of the current outstanding shares of the Company’s common stock, which is double in size from the Company’s original share repurchase program.

The authorization of a share repurchase program complements the Company’s acquisition strategy and illustrates an expanded commitment to generating attractive full-cycle shareholder returns without deviating from a disciplined approach to balance sheet management. The extension and substantial increase in the share repurchase program further demonstrates the strength in the Company’s business, complements its acquisition focus, and illustrates its continued commitment to a disciplined capital allocation strategy, delivering attractive full cycle returns and maximizing value to its shareholders. As with the previous program, the actual timing and manner of shares repurchased under the program will be determined by the Company’s management team at their sole discretion. The Company cannot predict when or if it will repurchase any shares of common stock as such share repurchase program will depend on several factors, including share price, general business and market conditions, blackout trading periods, and alternative investment opportunities.

Compensation Program Features

The Compensation Committee believes that it has built a compensation program that will attract and retain the best available talent to serve on the Company’s executive team and incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks.

The Compensation Committee continues its efforts to solicit shareholder feedback to ensure that the executive compensation program is designed to align with shareholder interests, enhances the link between executive pay and company performance, responds to changing market practices, and retain skilled leaders who have a deep understanding of our business. The Company’s 2024 Say on Pay vote received approximately 95% support from our shareholders. The table below highlights our practices:

What DNOW Does ✔	What DNOW Does NOT Do ×
✔ Design compensation programs that do not encourage excessive risk-taking	× No gross-up payments to cover excise taxes or perquisites
✔ Long-term incentives linked to stock price appreciation and Company financial performance	× No guaranteed annual or multi-year bonuses
✔ Target the majority of NEO compensation to be performance based and at risk (84% last year for CEO and 73% for other NEO’s)	× No repricing of underwater stock options
✔ Apply multiple performance metrics aligned with our corporate strategy and long-term vision	× No significant compensation in the form of perquisites for executives; all have specific business rationale
✔ Cap maximum payouts for short-term and long-term incentive plans at 200%	× No pledging or hedging of our shares by executive officers or directors
✔ Varied performance metrics under short-term and long-term incentive plans	× Price stock grants below grant date fair market value
✔ Have extended vesting periods (minimum of three years) on stock and performance awards
✔ Maintain a fully independent Compensation Committee
✔ Independent compensation consultant reporting directly to the Compensation Committee that does no other work for the Company
✔ Hold an annual Say-on-Pay vote and robust shareholder engagement plan to consider feedback in the design of our annual compensation program
✔ Benchmark pay relative to the market and review the designated peer group on an annual basis
✔ Mitigate undue risk in compensation programs

Key Compensation Actions and Decisions

Through engagement with our investors, we have received feedback on preferences regarding our executive compensation program and have built in questions soliciting feedback on our executive compensation program. As previously noted, shareholder sentiment has been generally very positive and no issues or concerns have been conveyed over the Company’s executive compensation program as part of our engagement following the 2024 annual meeting. However, the items listed herein represent key feedback we have received in the past and how we have responded to that feedback over time. In addition to engaging with our shareholders, we continually engage with the proxy advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis to gain clarity on matters they highlighted in their reports to investors. We review how they have evaluated our past proxy disclosures and how they intend to evaluate our future proxy disclosures.

Compensation Changes Over the Last Five Years

●	Enhanced disclosure on specific performance metric targets for our annual short-term incentive plan;

●	Evaluated and adjusted, on an annual basis, compensation peer group to enhance and improve comparisons between the Company and its peer group;

●	Instituted ownership requirements where officers must maintain a minimum of three times their annual base salary and the Chief Executive Officer must maintain six times his annual base salary;

●	Distinguished separate metrics in the annual incentive plan and performance share awards with the exception of EBITDA, which is commonly seen as the Company’s most important financial metric;

○

The annual incentive EBITDA metric is based off of current market trends and projections for a one-year period while the performance share metric is based on a three-year time period so they are not identical metrics.

●	Long-term incentive program has more weighting on performance-based awards and metrics with greater reliance on performance-based measures relative to a peer group, such as total shareholder return;

●	Introduced scaled weighted performance measures to the annual incentive plan based on market importance of the metrics with 70% weighted to EBITDA and the remaining 30% weighted to Working Capital;

●	Enhanced robust clawback policies and measures in the event of a financial restatement or an executive officer or other key level employees engage in serious misconduct;

●	Eliminated stock option grants as long-term incentive awards beginning in 2022 resulting in a split of 50% restricted stock and 50% performance share awards; and

●	Significantly increased annual incentive targets based on Company’s positive financial performance.

○

For example, 2020 maximum achievement levels for EBITDA and Working Capital under the annual incentive plan were 5% and 20% respectively. In 2024, the entry achievement levels which would need to be achieved for any bonus payout were 5.5% for EBITDA and 20% for Working Capital (more than the maximum level four years prior).

We believe that our continued outreach with shareholders and annual review on market standards show compensation practices that are appropriate and in line for a company of our size and stage of growth. We intend to continue engaging with our shareholders and reviewing our compensation and governance practices in the future.

Pay Mix

The Company believes that compensation should be directly linked to performance and the creation of long-term value for our stockholders. Consistent with our “pay for performance” philosophy, the Company’s executive compensation is primarily “at risk”, performance based, and is directly tied to the Company’s results. Executives of the Company are incentivized to increase the Company’s profitability and stockholder return and to optimize the Company’s financial performance in order to earn a significant portion of their compensation package. For example, our CEO’s total compensation for 2024 was approximately 84% at risk and the average total compensation for the other NEO’s was approximately 73% at risk. The Company achieves this by providing a mix of base salary with short-term and long-term incentive awards ensuring that compensation opportunities are measured by a variety of time-based targets to balance both our near-term and long-term strategic goals.

The Company’s compensation program places a strong emphasis on performance driven annual and long-term incentives to align the executive’s interests with stockholder value. The annual and long-term incentives are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executives are committed to achieving superior operational and financial performance which is assessed relative to rigorous goals that reflect a continuous improvement mentality.

The Company seeks to structure a balance between achieving strong short-term annual results and ensuring the Company’s long-term success and viability. The Company wants each of its executives to balance their focus between the Company’s day-to-day operational performance and the Company’s long-term goals and strategies.

Compensation Consultant Change and Independence

In April 2024, the Company’s independent compensation consultant NFPCC was purchased as a part of an acquisition by Aon plc. As a result of this acquisition, the Compensation Committee underwent a thorough review of potential consultants for the role in best serving the Company. In August 2024, the Company chose Zayla Partners (herein referred to as “Zayla”) for the role as the Compensation Committee’s independent compensation consultant.

In connection with its engagement of Zayla, the Compensation Committee considered various factors bearing upon Zayla’s independence including, but not limited to, the amount of fees received by Zayla from the Company as a percentage of Zayla’s total revenue, Zayla’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact Zayla’s independence. After reviewing these and other factors, the Compensation Committee determined that Zayla was independent and that its engagement did not present any conflicts of interest. Zayla also determined that it was independent from management and confirmed this to the Compensation Committee.

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate Zayla.

Components of DNOW’s Compensation Program

Fixed Pay	Base Salary
● Fixed level of compensation to attract and retain executive talent ● Salary level based on tenure, expertise, scope of responsibility and individual performance
“At Risk” Pay - Performance Based	Annual Incentives (Cash)
● Incentivize and reward executives for achieving the Company’s profitability goals ● Encourage prudent deployment of capital ● Attract, motivate, and retain high quality management talent
“At Risk” Pay - Performance Based	Performance Shares

●   Recognizes the Company’s total shareholder performance relative to industry peers

●   Encourage positive financial results on the income statement and balance sheet

●   Links the Company’s performance to long-term stockholder value creation

●   Provides a long-term incentive vehicle tied to a three-year performance goal

“At Risk” Pay – Time Based	Restricted Stock
● Aligns interest of executives with shareholders by providing long-term stock ownership ● Requires three-year cliff vesting, thus serving as a retention tool

There were no compensation policy differences among the individual executives in 2024. While more senior officers, such as the Chief Executive Officer, receive higher compensation (i.e. base salary, bonus percentage, and restricted and performance share grant levels) consistent with their increased responsibilities, changes to executive compensation were made in alignment with market movements and to maintain the principal approach of positioning executives within the market median. These changes and differences are reviewed and considered annually by the Compensation Committee in connection with the compensation analysis performed by its independent consultant.

Compensation of the Chief Executive Officer

The Compensation Committee annually reviews the compensation of the Chief Executive Officer based on competitive peer group data, leadership, meeting operational goals, executing the Company’s business plan, tenure and years of experience, and achieving certain financial results.

Through its annual evaluation of the Chief Executive Officer’s base salary level, the Compensation Committee reviews the compensation level of the Chief Executive Officers of each of the companies in the designated peer group and considers the Chief Executive Officer’s individual performance and success in achieving the Company’s strategic objectives.

The Compensation Committee establishes goals and objectives for the Chief Executive Officer for each fiscal year. For 2025, Mr. Cherechinsky’s performance as Chief Executive Officer will be measured in three key areas of the Company that align with DNOW’s strategic goals: (1) Drive the Execution of DNOW’s Five-Year Strategy, (2) Align Mergers and Acquisition Strategy with DNOW’s Five-Year Strategy, and (3) Enhance Retention and Development of Top Talent.

The specific goals were set based on a determination of prioritizing the Chief Executive Officer’s efforts on those specific areas and responsibilities that would have the greatest impact on the Company.

Competitive Positioning with Peer Group Selection

Because of the goals and objectives for executive compensation, the Company believes each element of compensation should be properly designed, as well as be competitive with the marketplace, to incentivize its executives and attract and retain talented executives.

As part of its process to establish compensation levels for the Company’s named executive officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus, and long-term incentives) for each of its named executive officers against the median compensation provided to comparable executive officers at companies in a designated peer group. The Compensation Committee is responsible for selecting the Company’s peers, evaluating their inclusion on an annual basis, and making additions or subtractions as necessary. When analyzing peer group data, the Compensation Committee does not establish a specific numeric range around the median data points which it considers reasonable or acceptable. Rather, in setting compensation for any particular named executive officer, the Compensation Committee considers any variance from the median, taking into account other factors as discussed below, and determines whether such variance is appropriate. If the Compensation Committee determines that any variance is unwarranted, the Compensation Committee will make appropriate adjustments to the compensation levels. The Compensation Committee uses the performance of the peer group to evaluate our relative TSR performance under the performance share award analysis.

2024 DNOW Peer Group

Applied Industrial Technologies, Inc.	Kaman Corp.	Oceaneering International, Inc.
DXP Enterprises, Inc.	Kennametal, Inc.	ProPetro Holding Corp
Flowserve Corp.	Kirby Corporation	RPC, Inc.
Global Industrial Company	Liberty Energy	Select Water Solutions
GMS Inc.	MRC Global Inc.
H&E Equipment Services	MSC Industrial Direct Co. Inc.

In September 2024, the Compensation Committee requested that its independent compensation consultant Zayla review its designated peer group against which the Company’s named executive officers’ compensation is compared and provide recommendations on the ongoing peer group framework. The designated peer group is comprised of companies of similar size, companies in the equipment and services industry with an emphasis on serving the energy industry, and companies in the peer group of its closest competitors, as well as companies for which the Company competes for management talent.

After reviewing the peer group and Zayla’s analysis and recommendations, the Compensation Committee approved a peer group of 16 companies to form the Company’s current designated peer group. One previous peer company (Kaman Corp) was removed due to that peer company being involved in a merger with a larger company which caused Kaman’s common stock to cease trading and be delisted from the New York Stock Exchange. Additionally, one new peer company (BlueLinx Holdings Inc.) was added to the peer group (as it met the reasonable size parameters as discussed above and had general similarity in business industry and/or operations to the Company). The Compensation Committee recognized that the designated members of the peer group were within reasonable size parameters (generally 0.5 times to 2 times the Company’s revenues, assets, EBITDA and/or market capitalization) and were generally similar to the Company in terms of industry and/or operations.

2025 DNOW Peer Group

Applied Industrial Technologies, Inc.	H&E Equipment Services	Oceaneering International, Inc.
BlueLinx Holdings Inc.	Kennametal, Inc.	ProPetro Holding Corp
DXP Enterprises, Inc.	Kirby Corporation	RPC, Inc.
Flowserve Corp.	Liberty Energy	Select Water Solutions
Global Industrial Company	MRC Global Inc.
GMS Inc.	MSC Industrial Direct Co. Inc.

Separately, the Compensation Committee engaged Zayla in September 2024 to conduct its annual competitive review of executive compensation for the Company’s named executive officers relative to its peer companies, as well as to analyze internal pay equity based on the peer group approved by the Compensation Committee. Zayla analyzed and compared each position’s responsibilities and job title to develop competitive market data. Its executive compensation review covered the following elements of compensation: base salaries, annual bonuses (realizable), and equity compensation (realizable). Zayla generated data on the components of the Company’s compensation program compared to the market 25th percentile, market 50th percentile, and market 75th percentile of the designated peer group.

Based on the compiled data and the comparisons prepared by Zayla, the Compensation Committee, in consultation with the Company and Zayla, determined that the total direct compensation for the Company’s named executive officers relative to the designated peer group was generally positioned around the 50th percentile range of the peer group.

Components of Compensation

The following describes the elements of the Company’s compensation program for the Company’s named executive officers for 2024, why they were selected, and how the amounts of each element were determined.

Base Salary

Base salaries provide executives with a fixed level of monthly cash income. While the Compensation Committee is aware of competitive levels, actual salary levels are based on factors including tenure, individual performance, level, and scope of responsibility. The Company does not give specific weight to these factors. The Compensation Committee determines median base salary levels by having Zayla conduct a comprehensive review of information provided in proxy statements filed by the Company’s peer companies. Each executive is reviewed by the Compensation Committee individually on an annual basis. Salary adjustments are based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, the Company’s financial position and the recommendations of our Chief Executive Officer (other than for himself). As a result of these factors, an executive’s base salary may be above or below the targeted median at any point in time. The Compensation Committee only establishes specific individual goals for the Company’s Chief Executive Officer (see “Compensation of the Chief Executive Officer” above).

Median Base Salary Target

In November 2023, the Compensation Committee conducted its annual review with its independent compensation consultant NFPCC who noted that base salary pay in the aggregate for the named executive officers was aligned around the 50th percentile meeting expectations set in the November 2021 meeting. NFPCC stated that base salaries for executives in the market were expected to increase approximately 3.5-4.5% in 2024. As a result, NFPCC recommended a 3% increase in base salaries. NFPCC also recommended the participation level for Mr. Cherechinsky’s annual incentive plan starting in 2024 be raised from 100% to 110% to better align amongst the Company’s peers at the CEO position.

In November 2024, the Compensation Committee conducted its annual review of the compensation of the executives of the Company with its new independent compensation consultant, Zayla Partners, against the Company’s designated peer group of companies. Zayla noted that overall total direct NEO compensation was just below the 50th percentile market median, while non-NEO total direct compensation was just above the 50th percentile market median, and that overall NEO and non-NEO direct total compensation was at market median. Zayla also discussed testing the rigor of the Company’s short-term and long-term incentive compensation program and structure, noting that it was in the middle of the market median, and payments were aligned with performance and shareholder returns. Zayla then discussed its recommendation for adjustments to each of the NEO’s compensation (base salary, short-term incentive target and long-term incentive target). The Compensation Committee did not make any decisions on 2025 compensation at this meeting and decided to address these matters at its next meeting in 2025.

Accordingly, the Company’s named executive officers had the following base salaries as of December 31, 2024:

Name	2024 Base Salary
David Cherechinsky	$978,500
Mark Johnson	$515,000
Raymond Chang	$471,328
Kelly Munson	$391,400
Rocio Surratt	$283,250

Annual Incentive Award

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent employment of capital, encourage efficient and optimal cash flow management, and provide competitive compensation packages to attract and retain management talent.

The Company’s annual incentive plan is designed to reward its employees in line with the financial achievements of the Company on an annual basis. Most corporate exempt employees of the Company, including the named executive officers, were eligible to participate in the Company’s annual incentive plan in 2024, aligning a portion of each employee’s cash compensation with the Company’s performance. When the Company achieves strong financial results, its executives are rewarded through its annual incentive plan. The Company believes this structure helps keep the executives properly motivated to continue helping the Company achieve strong results year over year.

The Company’s annual incentive plan has two independent pre-determined metrics to measure the Company’s success and payouts under such plan: (1) EBITDA excluding other costs percentage (“EBITDA”) and (2) working capital as a percentage of revenue (“Working Capital”). These two metrics were chosen to align management’s incentives with DNOW’s strategic goals, which have been extensively communicated to DNOW’s shareholders. EBITDA means earnings before interest, taxes, depreciation, and amortization. EBITDA excluding other costs (referred to as “EBITDA” within this document) is reconciled in the Company’s 2024 Form 10-K to the most comparable GAAP financial measure and excludes the impact of certain other amounts and is not calculated in accordance with GAAP. EBITDA is directly aligned with DNOW’s strategic goal to optimize operations. This metric incentivizes executive officers to focus on DNOW’s core operations and the overall health of its business. Working capital is defined as current assets (excluding cash) less current liabilities (excluding short-term borrowings) and is directly aligned with DNOW’s strategic approach to capital allocation. This metric incentivizes executive officers to focus on DNOW’s liquidity, operational efficiency and short-term financial health. Our shareholders consider both of these metrics to be very important to them in judging the Company’s overall performance.

Annual Incentive Metric	Alignment With Strategy
EBITDA (70%)	EBITDA is directly aligned with DNOW’s strategic goal to optimize operations. This metric incentivizes executive officers to focus on DNOW’s core operations and overall health of our business.
Working capital (30%)

Working capital is directly aligned with DNOW’s strategic approach to capital allocation. This metric incentivizes executive officers to focus on DNOW’s liquidity, operational efficiency and short-term financial health.

Each participant is assigned a target level percentage bonus (target incentive opportunity) which ranges from 5% to 110% of their salary, depending on the level of the participant. There are three performance result levels of the percentage bonuses set under the incentive plan for each of the two performance level metrics – entry (50%), target (100%), and maximum (200%) (the “performance metric result”). Entry level is the “minimum” level of EBITDA and Working Capital for which the Company provides an annual incentive payout.

Performance Levels	Payout Level
Below Entry	No Payout
Entry	50% of Target Payout
Target	100% of Target Payout
Maximum	200% of Target Payout

If the Company’s EBITDA or Working Capital is less than the entry level threshold, then there is no payout in that fiscal year for that performance metric portion of the annual incentive. Results falling between the stated thresholds of entry, target, and maximum will result in an interpolated or sliding scale payout. Effective February 2020, the Company added a threshold condition that the Company needed to achieve at least the Company’s entry level EBITDA before any bonus payout would be payable under either performance metric, regardless of what working capital metric was achieved.

For 2024, the Chief Executive Officer’s participation level was 110% to better align amongst the Company’s peers at the CEO position, and the other executive officers’ participation levels were between 65-80%. These participation level percentages are based on each executive’s level of responsibility for the Company’s financial performance.

Name	Participation Level (% of Base Salary)
David Cherechinsky	110%
Mark Johnson	80%
Raymond Chang	80%
Kelly Munson	80%
Rocio Surratt	65%

The target level is set based on the Company’s operating and financial plan for that given year, which is thoroughly prepared and reviewed by the Company each year based on projected industry market conditions for that year and the operating budgets announced by companies in the industry. This plan and the target objective are fully reviewed and vetted by the Compensation Committee as well as the Company’s full Board. The target objective is thus set at a level that the Company believes is challenging to meet but achievable if the Company properly and efficiently executes on its operational plan and market conditions are positive and favorable during the year.

The entry and maximum level of EBITDA and Working Capital under the incentive plan are set based off of the target objective. The Compensation Committee believes this objective, formulaic measure allows the entry objective to be set at a level that the Company can achieve even if in down markets. The entry objective serves to motivate the Company’s executives to continue to work towards executing the Company’s operational plan if market conditions, which are generally outside the control of the Company, are not as favorable as originally projected. The Compensation Committee believes this objective, formulaic measure allows the “maximum” objective to be set at a level that would be extremely challenging for the Company to achieve. The Compensation Committee believes that, for the maximum objective to be achieved, a combination of market conditions being much more favorable than initially forecasted and the Company executing its operational plan in a highly efficient manner would need to occur.

Depending on prevailing and forecasted market conditions from year to year, the EBITDA and Working Capital metric levels (entry, target, and maximum) may be reduced or increased from one year to the next. However, metric levels are not subject to change or adjustment during an active performance year. Any such reduction in metric levels from year to year does not mean the rigor of the annual cash incentive program has been reduced or lessened. Given that market conditions may be projected to be stronger in certain years (and performance is greater in those years) and weaker in other years (and performance is less in those years), as supported by the cyclical nature of certain of the industries the Company serves, the Compensation Committee and the Company take those factors into consideration when setting these metric levels on an annual basis to ensure, irrespective of the actual metric levels for a given year, that the Company’s annual cash incentive program maintains the same level of rigor each year in order to achieve an incentive payout.

2024 DNOW Inc. Annual Incentive Plan

In February 2024, the Compensation Committee approved the structure of the 2024 DNOW Inc. Annual Incentive Plan with 70% weighted to the EBITDA metric and the remaining 30% weighted to the Working Capital metric. The Compensation Committee approved the greater weighting to the EBITDA metric because the EBITDA metric is generally considered by the Company’s shareholders to be the most important financial metric for which the Company is measured. Also, as the Company has achieved greater historical success with the Working Capital metric, the Compensation Committee chose to incentivize better Company performance by having an increased weighting to the EBITDA metric.

With respect to the EBITDA performance metric, the Compensation Committee approved the EBITDA performance metrics at 5.5%, 7.9% and 8.7% for the entry, target, and maximum levels for 2024, an increase year over year. The Compensation Committee believed that these EBIDTA metrics were consistent with prevailing market conditions and reasonable projections for 2024 as the Company envisioned a softer operating market for the 2024 fiscal year, but still heavily increased the entry and target metrics. With respect to the working capital metric, the Compensation Committee approved the working capital metrics at 20%, 18% and 16% for the entry, target and maximum levels, respectively, which were in line with market conditions and expectations as the costs of inventory and warehouse, selling, and administrative charges were expected to increase to align with the overall aim of growing the business in 2024.

		EBITDA (70%)	Working Capital (30%)*
2024	Maximum	8.7%	16%
	Target	7.9%	18%
	Entry	5.5%	20%
	Actual Achievement	7.4%	14.9%
2023	Maximum	9%	14%
	Target	7%	17%
	Entry	4.75%	20%
	Actual Achievement	7.9%	16.7%

*To increase the difficulty level of achieving the working capital metric, percentages are reduced (i.e., lower working capital percentages indicate higher achievement by the Company).

Payouts are determined by metric under the Company’s annual incentive plan using the following formula:

2024 Financial Results

The Company was able to achieve an above entry payout of the EBITDA metric and achieved the maximum Working Capital metric for 2024.

Metric	Achievement	Achievement as a % of Target	Weighted Payout (%)
EBITDA (70%)	7.417%	89.932%	62.953%
Working Capital (30%)	14.9%*	200%	60%
		Bonus Tier Payout Ratio	122.953%

*The Working Capital computation excludes acquisition impact in the quarter of acquisition for the Working Capital as a percentage of revenue quarterly computation.

Thus, based on the Company’s financial results in 2024, bonus payments were made to the Company’s named executive officers, as follows:

NEO	Base Salary	Target Incentive Opportunity	Performance Metric Weighting	Performance Metric Result	Award Amount
David Cherechinsky	$978,500	110%	70%/30%	122.953%	$1,323,404
Mark Johnson	$515,000	80%	70%/30%	122.953%	$506,566
Raymond Chang	$471,328	80%	70%/30%	122.953%	$463,609
Kelly Munson	$391,400	80%	70%/30%	122.953%	$384,990
Rocio Surratt	$283,250	65%	70%/30%	122.953%	$226,372
Long-Term Incentive Compensation
The primary purpose of the Company’s long-term incentive compensation is to focus its executive officers on a longer-term perspective towards the Company’s financial successes and their contributions in their managerial responsibilities. This component of an executive officer’s compensation directly links the officers’ interests with those of the Company’s stockholders. In addition, long-term incentives encourage management to focus on the Company’s long-term development and prosperity in addition to profitability and optimal cash flow. This helps balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other. The Company’s long-term incentive compensation program also serves to help the Company attract and retain management talent by having longer vest periods.
The Company grants time-based restricted stock and performance-based share awards to the Company’s key executives based on competitive grants within the industry and on the level of long-term incentives appropriate for the employee’s total compensation. Such executives are eligible to receive restricted stock and performance share awards annually with other key employees of the management team who were eligible to receive equity grants on a discretionary basis. Performance-based share awards are only granted to executive management team members. Restricted stock and performance share awards are typically granted in February each year, as has been the Company’s long-standing practice, and vest after three years, subject to continued service through the vesting date. Eligibility for an award does not ensure receipt of an award. At the first quarterly meeting of any new fiscal year, the Compensation Committee reviews and approves the value and amount of the restricted stock and performance share awards to be awarded to executive officers.
Equity Award Practices
The first quarterly meeting of the Board typically occurs after the Company’s release of the financial results for the prior fiscal year through the filing of a Current Report on Form
8-K
and accompanying earnings release and earnings call, but before the filing of the Company’s Annual Report on Form
10-K
for that fiscal year. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity awards and has not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. The Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board and the Committee will evaluate the appropriate steps to take in relation to the foregoing.
The long-term equity incentive program is comprised of the following:

●	50% time-based restricted stock
●	50% performance-based share awards

As explained in more detail below, the Company decided to eliminate stock option grants beginning with its 2022 long-term incentive compensation.
Elimination of Stock Options
In 2022, the Compensation Committee eliminated stock option grants from the 2022 DNOW Inc. Long-Term Incentive Plan, resulting in a split of 50% restricted stock and 50% performance share awards. The elimination of stock options does not decrease the projected compensation of the executives of the Company but only modifies the components of the long-term equity incentive program to more directly link to the financial performance of the Company even if the Company’s stock price falls below the price on the date of grant.
Approval of 2024 Long-Term Incentive Plan
In 2024, shareholders approved the 2024 LTIP which allows the Company the ability to make additional share grant awards promoting the long-term financial interests of the Company and modernized the terms and provisions of the form award agreement thereunder to reflect current market standards and practice. The purpose of the 2024 LTIP is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers and employees of the Company and its affiliates to acquire a meaningful ownership position in the Company. This enhances the ability of the Company to attract and retain directors, officers and key employees with outstanding skills and experience by providing those directors, officers, and key employees with an interest that is aligned with that of the Company’s stockholders. The 2024 LTIP permits the granting of any or all of the following types of awards: (1) Options, (2) Stock Appreciation Rights, (3) Restricted Shares, (4) Restricted Stock Units, (5) Other Share Based Awards, and (6) Other Cash-Based Awards. The 2024 LTIP is overseen by the Compensation Committee.
All employees and directors of the Company are eligible to participate in the 2024 LTIP. The selection of those employees and directors is at the sole discretion of the Compensation Committee and the Chief Executive Officer. The Board believes that the future success of the Company is dependent upon the quality and continuity of management and that compensation programs (such as equity awards) are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company. The 2024 LTIP expires in May 2034.
Performance-Based Share Awards vs. Time Based Restricted Stock
The Company’s long-term incentive compensation program is focused on employees who will have a greater impact on the direction and long-term results of the Company by virtue of their roles and responsibilities. Restricted stock award grants and performance award grants must be reviewed and approved by the Compensation Committee.
The goal of the performance-based share award program for executives is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive’s compensation to the financial performance of the Company for a three-year period. This at-risk
component of compensation focuses executives on achieving strong financial performance for the Company over the long-term. The performance-based share awards received by the executives only have value if the Company’s designated financial performance objectives are met and exceeded. Additionally, the employee must remain employed during the three-year period required for the award to vest, thus providing an additional retention tool. Each performance-based share award program has a three-year performance period and therefore three overlapping performance-based share award programs with different metrics are in progress at any given time. Programs in effect during 2024 were 2022-2024, 2023-2025, and 2024-2026.

The goal of time-based restricted stock award grants is to serve as a key retention tool for the Company to retain its executives and key employees. The restricted stock awards will have value to the executive even if the Company’s stock price falls below the price on the date of grant, provided that the executive remains employed during the full three-year period required for the award to vest.

The Company believes that its equity incentive grants must be sufficient in size and duration to provide a long-term performance and retention incentive for executives. This also causes an individual to increase their interest in the appreciation of the Company’s stock and achievement of positive financial results, both in absolute terms and relative to its peers. The Company believes that restricted stock and performance award grants at a competitive level, with certain vesting requirements, are an effective way of promoting the long-term nature of its business while also serving as a retention tool for its executives.

The Compensation Committee, Company management, and Zayla each believe it is important that a portion of the equity grants include a grant based on the satisfaction of specified performance conditions to determine vesting of that particular grant. After consultation with Company management and Zayla, the Compensation Committee established three separate performance metrics to be used for vesting of the performance share awards for executives. The Compensation Committee believed that the performance measures established serve to motivate the Company’s executives to deliver results aligned with the interests of Company stockholders. The performance share awards can be earned by the executives only by achieving performance levels against established goals and vesting three years from the grant date.

The performance share awards are divided into three separate performance metrics:

●	50% with a total shareholder return goal (“TSR”),
●	25% with an EBITDA goal, and
●	25% with a return on capital employed goal, using EBITDA (excluding other costs) as the numerator (“ROCE”).

Performance against the TSR goal is determined by comparing the Company’s total shareholder return with the TSR of members of the Company’s designated peer group for the three-year performance period. As the peer group is reviewed annually by the Compensation Committee, this group is subject to change. The Compensation Committee believes that the members of the Company’s designated peer group are an appropriate benchmark against which to compare the Company’s TSR performance. Performance against the EBITDA percentage goal is determined by comparing the performance of the Company’s actual EBITDA percentage performance average for each of the three years of the performance period against the EBITDA goal set by the Compensation Committee. EBITDA excluding other costs excludes the impact of certain other amounts and is not calculated in accordance with GAAP. This differs from the annual incentive plan metric as it is based on a three-year performance period while the annual incentive plan metric is based on one year of performance. Performance against the return on capital employed goal is determined by comparing the performance of the Company’s actual return on capital employed as a percent of return of capital employed average for each of the three years of the performance period against the return on capital employed goal set by the Compensation Committee where the ROCE numerator is EBITDA excluding other costs.

Depending on prevailing and forecasted market conditions from year to year, the EBITDA and ROCE metric levels (entry, target and maximum) may be increased or reduced from one year to the next. Any such reduction in metric levels from year to year does not mean the rigor of these performance measures in the performance-based share awards has been reduced or lessened. Given that market conditions may be projected to be stronger in certain years (and performance is greater in those years) and weaker in other years (and performance is less in those years), as supported by the cyclical nature of some of the industries the Company serves, the Compensation Committee and the Company take those factors into consideration when setting metric levels on an annual basis. This consideration ensures, irrespective of the actual metric levels for a given year, that the Company’s performance-based share award metrics maintain the same level of rigor each year in order to achieve an incentive payout.

The Compensation Committee implemented this performance award structure to provide for long-term incentives comparable to those awards used by the Company’s peers, such as:

●	Making award payouts based on multiple measures/metrics;
●	Encouraging long-term oversight of growth and goal accomplishments; and
●	Providing an earn-out structure with a threshold and maximum payout with varying levels of performance to incentivize performance.

2024 Performance-Based Share Awards

For the 2024 performance share awards, with respect to the EBITDA performance metric, the Compensation Committee approved the EBITDA performance metrics at 5.5%, 7.9% and 8.7% for the entry, target and maximum levels, respectively. With respect to the return on capital employed metric, the Compensation Committee approved the metrics of 10%, 15% and 17% for the entry, target, and maximum levels, respectively. These metric targets were updated to better reflect prevailing and future expected market and business conditions during the performance period, as well as factoring in past Company results and future budgeted Company results. The setting of the “entry,” “target,” and “maximum” levels follow the same philosophy the Company uses in setting these levels under its annual cash incentive plan.

2024- 2026 Levels	Payout %	Percentile Rank vs. Designated Peer Group (TSR)	Actual EBITDA Performance	Actual Return on Capital Employed (ROCE) Performance
Maximum	200%	75th percentile or greater	8.7% or higher	17% or higher
Target	100%	50th percentile	7.9%	15%
Entry	50%	25th percentile	5.5%	10%
No Payout	0%	Less than 25th percentile	Less than 5.5%	Less than 10%

The above table summarizes the payout levels on the TSR, EBITDA, and ROCE portions of the award based on the associated payout levels for the performance achieved. Results falling between the stated thresholds of entry, target, and maximum result in interpolated or sliding scale payouts.

2024-2026 Annual and Long-Term Incentive Programs

On February 21, 2024, the Compensation Committee approved the grant of restricted stock awards, and performance share awards to its executive officers pursuant to the 2024 LTIP for the 2024-2026 performance period, as follows:

Name	Shares of Restricted Stock (3 Years) (#)	Performance Awards (Target # of Shares)
David Cherechinsky	125,865	125,865
Mark Johnson	34,589	34,589
Raymond Chang	32,667(1)	28,824
Kelly Munson	21,138	21,138
Rocio Surratt	10,569	10,569
(1)

Additional restricted stock (3,843 shares) was awarded to Mr. Chang in 2024, as part of the special bonus approved by the Compensation Committee in 2023 to be paid to Mr. Chang as a result of his successful management of two litigation matters in 2023 that were not ordinary or routine to the operations of the business where the Company was seeking damages.

The value of such awards made to the Company’s executive officers above were at or near the 50th percentile median levels relative to their peers in the designated Company peer group.

The restricted stock awards granted by the Company to its executive officers vest 100% on the third anniversary of the date of grant. The performance share awards can be earned by the executives only by achieving performance levels against established goals set forth above and vesting three years from the grant date.

EBITDA Inclusion in Both Annual Incentive Plan and Performance Share Grants

As a result of our shareholders conveying to the Company that the EBITDA metric is the most important key metric in which they measure the Company’s financial performance, it is also used as a portion of the Company’s performance-based share awards (it comprises 25% of such performance-based share awards, where such awards comprise 50% of the overall equity value provided to executives). The EBITDA metric in the annual incentive plan is measured over a one-year performance period, while the EBITDA metric in the long-term incentive plan is measured over a three-year performance period, providing some differentiation between the usage of this metric across both plans as market conditions, competition, and other factors may substantially vary over time. The Company does not believe that the duplication of the metric in both plans cause any concerns based on the importance of the metric.

2022-2024 Performance Period

The performance share awards granted in 2022, vesting in 2025, were eligible to be earned based on the Company’s performance against the three separate performance metrics with 50% based off of TSR, 25% off of EBITDA, and 25% off of a return on capital employed (ROCE) during the three-year period from January 1, 2022 to December 31, 2024. The performance metrics set at the time of grant in 2022 and the results for each metric and the payout levels, which were certified by the Compensation Committee in February 2025, are as follows:

2022-2024 Levels	Payout %	Percentile Rank vs. Designated Peer Group (TSR) (50%)	Actual EBITDA Performance (25%)	Actual Return on Capital Employed (ROCE) Performance (25%)
Maximum	200%	75th percentile or greater	6.75% or higher	6% or higher
Target	100%	50th percentile	4.75%	5%
Entry	50%	25th percentile	2.75%	4%
No Payout	0%	Less than 25th percentile	Less than 2.75%	Less than 4%

Metric	Performance Result 2022-2024	Payout %
TSR	38.40% percentile	76.8%
EBITDA	7.85%	200%
ROCE	18.56%	200%

Among the three independent metrics for the performance awards, the TSR metric achieved above entry target resulting in a 76% payout with the EBITDA and ROCE metrics each achieving the maximum levels and resulting in 200% payouts.

Name	Performance Awards Granted in 2022 (Target # of Shares)	Performance Awards Paid Out in 2025 (# of Shares)(*)
David Cherechinsky	155,925	215,799
Mark Johnson	36,383	50,354
Raymond Chang	36,383	50,354
Kelly Munson	25,988	35,967
Rocio Surratt	12,994	17,982

* Represents the gross number of shares that were paid out before deduction of shares to cover tax withholding obligations.

2025 Annual and Long-Term Incentive Programs

On February 25, 2025, the Compensation Committee approved the terms and structure of the 2025 DNOW Inc. Annual Incentive Plan, based on two component metrics consistent with the EBITDA metric at 70% with the remaining 30% weighting to the Working Capital metric The Compensation Committee also approved the terms and structure of the 2025 long-term incentive grants for performance awards to the Company’s executives. The terms of such grants are consistent with those described under the section titled “Long-Term Incentive Compensation” above.

The specific terms of the 2025 grants, including specific performance metrics and award amounts, will be disclosed in next year’s proxy along with any other relevant 2025 executive compensation details.

On February 21, 2024, the Compensation Committee discussed using a 20-day volume weighted average stock price (VWAP) as the value for determining equity grants, in lieu of using the stock price on the date of grant to determine such value. On February 25, 2025, the Compensation Committee agreed that beginning with the Company’s next annual equity grant cycle in 2026, the Company would determine award values using a 20-day VWAP calculated immediately prior to the date of grant. The Compensation Committee believes that the use of a weighted average stock pricing methodology may help to alleviate potential stock price fluctuations that could impact the number of shares granted in any given year as well as the annual burn rate under the Company’s long-term incentive plan.

Stock Ownership Guidelines for Executives and Directors

The Company adopted stock ownership guidelines for its executive officers and directors in February 2020. The Company’s stock ownership guidelines for its executive officers and directors are intended to align the interests of the Company’s executive officers and directors with the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

Under the Company’s guidelines, the executive officers must comply within five years of appointment with the following stock ownership requirement levels:

Title	Multiple
CEO	6X of Base Salary
Directors	5X of Annual Retainer
Other executive officers	3X of Base Salary

The following shares of Company stock count towards compliance with the guidelines: shares owned directly or indirectly by the executive or director; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive or director’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines.
As of the date of this proxy filing, all executive officers and directors are in compliance, or are on track to comply, with the stock ownership guidelines.
Recoupment Policy and Other Considerations
“Clawback” Policies Regarding the Adjustment or Recovery of Compensation
The Company’s current plan, the DNOW Inc. Long-Term Incentive Plan adopted in 2024 also identified herein as the 2024 LTIP, allows the Compensation Committee, at its sole discretion, to terminate any award if it determines that the recipient of such award has engaged in material misconduct. For purposes of this provision, material misconduct includes conduct adversely affecting the Company’s financial condition, operational results, or conduct which constitutes fraud or theft of Company assets, any of which would require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation. In addition to the material misconduct trigger listed, the 2024 LTIP elaborates and expands on clawback rights triggered upon breach of certain conflicts of interest or violation of a non-competition,
non-solicitation,
non-disparagement
or
non-disclosure
obligation owed to the Company. The 2024 LTIP also expands its whistleblower protection language and allows for an employee or director to make a report of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation. The Company’s policy is consistent and in compliance with the requirements of Rule
10D-1
of the Securities Exchange Act of 1934.
In addition, on November 15, 2023, the Board adopted the Incentive Based Compensation Recoupment Policy (the “Clawback Policy”) to satisfy the requirements of Exchange Act Rule
10D-1
and NYSE listing standards by providing for the recovery from any executive officer as defined in Rule
16a-1(f)
under the Exchange Act of any “erroneously awarded compensation” (as defined in the Clawback Policy) in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. A copy of the Clawback Policy is filed as Exhibit 97.1 to the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2024.
Prohibition on Hedging and Pledging and Trading During Blackout Periods; Insider Trading Policy
The Company has a policy in place prohibiting the Company’s employees (including its executives) and directors from engaging in hedging and pledging activities with respect to the Company’s shares. The Company prohibits its employees from making any short sales of any of the Company’s shares. The Company also restricts its employees from engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the Company’s stock value. The policy also has prohibitions against the Company’s employees buying or selling puts, calls or options in respect of the Company’s shares. The

Company also restricts employees from holding any shares of the Company in a margin account or pledging any Company stock as collateral.
The Company has adopted insider trading policies and procedures that govern the purchase, sale, and/or other transactions of our securities by our directors, officers and employees. Copies of our insider trading policies are filed as Exhibits 19.1 and 19.2 to our Annual Report on Form
10-K/A
filed on February 18, 2025 for the fiscal year ended December 31, 2024. In addition, with respect to the Company’s trading in its own securities, it is the Company’s policy to comply with applicable federal securities laws and applicable exchange listing requirements. Finally, the Company also restricts certain key employees from making any transactions during quarterly blackout periods. These periods begin the day after a fiscal quarter ends until one full day after the Company’s earnings results are released or occur when an employee has material or proprietary information which could affect the Company’s stock price which has not been publicly released.
The Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board and the Committee will evaluate the appropriate steps to take in relation to the foregoing.
Retirement, Health, and Welfare Benefits
The Company offers retirement, health, and welfare programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, dental, vision, life, accident, accidental death and dismemberment, and disability insurance as well as pharmacy, HSA, and FSA benefits.
The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the DNOW Inc. 401(k) and Retirement Savings Plan (“401(k) Plan”) and DNOW Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401(k) Plan. Employees of the Company who are eligible based on guidelines established by the Company’s benefits plan administrative committee may participate in the Supplemental Plan. Participation in the 401(k) Plan and Supplemental Plan are voluntary.
The Company established the 401(k) Plan to allow employees to save for retirement through a tax-advantaged
combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute a portion of their eligible compensation into the 401(k) Plan. Wages and salaries from the Company are generally considered eligible compensation. After one year of service, employee contributions are matched in cash by the Company at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. Such contributions vest immediately. The 401(k) Plan currently offers 29 different investment options for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The Plan provides well-diversified investment options across asset classes, active versus passive options, and the DNOW company stock fund, which is closed to new investment (but allowed for pending holdings). There are not multiple or repetitive options within a given asset class. The 401(k) Plan offers in-service
withdrawals, loans, and hardship distributions.

In addition, the Company established the Supplemental Plan, a non-qualified
plan, to:

●
allow Supplemental Plan participants to continue saving towards retirement when employees, due to compensation and contribution ceilings established under the Internal Revenue Code, can no longer contribute to the 401(k) Plan; and

●	provide Company contributions that cannot be contributed to the 401(k) Plan due to compensation and contribution ceilings established under the Internal Revenue Code.
Compensation which may be deferred into the Supplemental Plan includes wages and salaries from the Company and bonus payments made under a Company incentive plan. Supplemental Plan participants may elect to defer a percentage of their base pay and bonus payments received under a Company incentive plan into the Supplemental Plan. Contributions in the Supplemental Plan vest immediately. The investment options offered in the Supplemental Plan are similar to the investment options offered in the 401(k) Plan.
Compensation Committee Report
The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, share grants, and any one-time
compensation payments. The Compensation Committee also sets and oversees compensation plans, policies, and programs of the Company. A copy of the Compensation Committee Charter is available on the Company’s website under the Investor Relations/Corporate Governance section.
We, as the Members of the Compensation Committee, have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2025 Proxy Statement and Annual Report on Form
10-K
for the year ended December 31, 2024.
Members of the Compensation Committee
Sonya Reed, Chair
Richard Alario
Paul Coppinger

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

Cherechinsky, Johnson, Chang, Munson, and Surratt

The Company entered into employment agreements on May 30, 2014 with Messrs. Cherechinsky and Chang, on February 16, 2018 with Mr. Johnson, on March 6, 2020 with Ms. Munson, and on November 12, 2021 with Ms. Surratt. The Company entered into new employment agreements on June 1, 2020 with Messrs. Cherechinsky and Johnson as a result of their appointments to President and Chief Executive Officer and Senior Vice President and Chief Financial Officer, respectively. Under the employment agreements, the named executive officers are provided a base salary and have a one-year term of employment, which is automatically extended on an annual basis. The agreements also provide for participation in employee incentive plans and employee benefits as generally provided to all employees. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for cause (as defined in the agreements);

•	death;

•	long-term disability;

or if the employment relationship is terminated by the employee for Good Reason, the employee is entitled to receive a multiplier of their then current base salary (for Mr. Cherechinsky 3 times his current base salary, for Messrs. Johnson and Chang 2.5 times, and for Mses. Munson and Surratt 1.5 times). The executives are also entitled to an amount equal to the total of the employer matching contributions under the Company’s 401(k) Plan and Supplemental Plan as well as continued participation in the Company’s welfare and medical benefit plans. Further, any restricted stock held by the executive not already vested will be 100% vested. For reference, performance share awards will vest at the target rate (100%).

Under the agreements, termination for “Good Reason” means:

●	a material diminution of any duties inconsistent with the current position or any action by the Company that results in a diminution in position, authority, duties or responsibilities; or

●	a failure by the Company to comply with the terms of the agreement.

The agreements also contain restrictions on competitive activities and solicitation of our employees following termination (two years for Mr. Cherechinsky and one year for Messrs. Johnson and Chang and Mses. Munson and Surratt). After any such termination of employment, the executive will also have the option to participate in the Company’s welfare and medical benefit plans at employee rates for a period of time and will be entitled to receive outplacement services valued a maximum of 15% of the executive’s annual base salary at the time of their termination.

Additionally, the Company’s agreements provide for full vesting of any unvested outstanding options, restricted stock, and performance awards in the event of a change of control of the Company and a change in the holder’s responsibilities following a change in control of the Company (“double trigger” acceleration).

The Company’s employment agreements with its executives do not contain any “gross up” provisions for excise tax that could be imposed under Section 4999 of the Internal Revenue Code as a result of any payment or benefits provided to an executive under their employment agreement.

Potential Payments Upon Termination or Change in Control

The employment agreements require the Company to provide compensation to the named executive officers in the event of a termination of employment or change in control of the Company as explained herein.

The Company’s Compensation Committee believes the payment and benefit levels provided upon termination or change of control should correspond to the level of responsibility and risk assumed by the named executive officer. The Compensation Committee recognizes that it is not likely that the Company’s named executive officers would be retained by an acquirer in the event of a change of control. As a result, the Compensation Committee believes that a certain amount of cash compensation, along with immediate vesting of all unvested equity compensation, is an appropriate and sufficient incentive for the named executive officers to remain employed with the Company, even if a change of control were imminent. It is believed that these benefit levels would provide the Company’s named executive officers with reasonable financial security so that they could continue to make strategic decisions to benefit the future of the Company.

The amount of compensation payable to each named executive officer as of December 31, 2024 in each situation as required under the employment agreements is listed in the tables below.

Executive Benefits and Payments Upon Termination

Name and Principal Position	Base Salary	Continuing medical benefits	Retirement Contribution and Matching	Value of Unvested Restricted Stock	Value of Unvested Performance Awards	Outplacement Services	Total ($)
(a)(1)	(b) (2)	(c)	(d)	(e)(3)	(f) (4)	(g) (5)	(h) (6)
David Cherechinsky President & Chief Executive Officer	$2,935,500	$41,400	$138,022	$5,167,247	$5,167,247	$146,775	$13,596,191
Mark Johnson Senior Vice President & Chief Financial Officer	$1,287,500	$0	$61,173	$1,273,614	$1,273,614	$77,250	$3,973,151
Raymond Chang VP, General Counsel, & Secretary	$1,178,320	$301,053	$59,485	$1,248,609	$1,198,611	$70,699	$4,056,777
Kelly Munson Chief Administrative and Information Officer	$587,100	$41,400	$46,491	$863,305	$863,305	$58,710	$2,460,311
Rocio Surratt VP– Finance and Corporate Controller	$424,875	$0	$27,337	$431,646	$431,646	$42,488	$1,357,992

(1)

The following table describes the potential payments upon an involuntary not for cause termination or change in control of the Company as of December 31, 2024. This assumes the employment relationship is terminated by the Company for any reason other than voluntary termination, termination for cause, death, or disability, or if the employment relationship is terminated by the executive for “Good Reason” as of December 31, 2024 as defined in their employment agreement.

(2)

The named executive officers have the following base salary multipliers of their then current base salaries: Cherechinsky – 3 times, Johnson – 2.5 times, Chang – 2.5 times, Munson – 1.5 times, Surratt – 1.5 times. For purposes of this analysis, the named executive officers had the following base salaries as of December 31, 2024: Cherechinsky- $978,500; Johnson - $515,000; Chang - $471,328; Munson - $391,400; Surratt - $283,250.

(3)

The value of unvested stock options, restricted stock, and performance share awards is based on the share price of $13.01, the Company’s closing stock price on December 31, 2024. Unvested restricted stock, performance share awards, and unvested stock options for each named executive officer are listed below.

a.

Cherechinsky: Unvested restricted stock includes 155,925 shares from 2022 grant, 115,385 shares from 2023 grant, and 125,865 shares from 2024 grant. Unvested performance share awards include 155,925 shares from 2022 grant, 115,385 from 2023 grant, and 125,865 shares from 2024 grant.

b.

Johnson: Unvested restricted stock includes 36,383 shares from 2022 grant, 26,923 shares from 2023 grant, and 34,589 shares from 2024 grant. Unvested performance share awards include 36,383 shares from 2022 grant, 26,923 shares from 2023 grant, and 34,589 shares from 2024 grant.

c.

Chang: Unvested restricted stock includes 36,383 shares from 2022 grant, 26,923 shares from 2023 grant, and 32,667 shares from 2024 grant. Unvested performance share awards include 36,383 shares from 2022 grant, 26,923 shares from 2023 grant, and 28,824 shares from 2024 grant.

d.

Munson: Unvested restricted stock includes 25,988 shares from 2022 grant, 19,231 shares from 2023 grant, and 21,138 shares from 2024 grant. Unvested performance share awards are 25,988 shares from 2022 grant, 19,231 shares from 2023 grant, and 21,138 shares from 2024 grant.

e.

Surratt: Unvested restricted stock includes 12,994 shares from 2022 grant, 9,615 shares from 2023 grant, and 10,569 shares from 2024 grant. Unvested performance share awards are 12,994 shares from 2022 grant, 9,615 shares from 2023 grant, and 10,569 shares from 2024 grant.

(4)	For purposes of this analysis, we have assumed that the performance share awards vest at target (100%).

(5)	Executives are also entitled to outplacement services valued at not more than 15% of base salary. For purposes of this analysis, we valued the outplacement services at 15% of base salary.

(6)	In the event of:

•	a Company termination of the executive’s employment for cause;

•	the executive’s voluntary termination of his employment with the Company (not for “Good Reason”); or

•	the executive’s employment with the Company is terminated due to his death or disability;

no extra benefits are payable by the Company to the executive as a result of any such event, other than accrued obligations and benefits owed by the Company to the executive (such as base salary through the date of termination and their outstanding balance in the Company’s 401(k) Plan and Supplemental Plan). In the event termination is not for cause, the executive would also be entitled to receive an amount equal to 50% of their base salary.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on a review of the filings with the SEC set forth and as of the dates noted in the footnotes below, the following table discloses information with respect to the beneficial ownership of the common stock of the Company by owners known to the Company to beneficially own more than five percent of our common stock at December 31, 2024. The percentage of shares of common stock beneficially owned is calculated in accordance with SEC rules based on 107,732,883 shares outstanding as of December 31, 2024.

5% Owners	No. of Shares	Percent of Class

BlackRock, Inc. (1)	18,866,924	17.51%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (2)	12,356,798	11.47%
100 Vanguard Blvd.
Malvern, PA 19355

Dimensional Fund Advisors LP (3)	6,095,429	5.66%
6300 Bee Cave Road, Building One
Austin, TX 78746

(1)

Based on the most recent Amendment 5 to Schedule 13G filed on February 5, 2025 by BlackRock Inc., holdings as of December 31, 2024 were disclosed as follows: Sole Voting Power Shares: 18,317,902; Shared Voting Power Shares: 0; Sole Dispositive Power Shares: 18,866,924; Shared Dispositive Power Shares: 0.

(2)

Based on the most recent Amendment 10 to Schedule 13G filed on February 13, 2024 by The Vanguard Group, holdings as of December 29, 2023 were disclosed as follows: Sole Voting Power Shares: 0; Shared Voting Power Shares: 70,327; Sole Dispositive Power Shares: 12,183,837; Shared Dispositive Power Shares: 172,961.

(3)

Based on the most recent Amendment 1 to Schedule 13G filed on February 9, 2024 by Dimensional Fund Advisors LP, holdings as of December 31, 2023 were disclosed as follows: Sole Voting Power Shares: 5,986,198; Shared Voting Power Shares: 0; Sole Dispositive Power Shares: 6,095,429; Shared Dispositive Power Shares: 0.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 24, 2025 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 108,823,368 shares outstanding as of March 24, 2025. Beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days of March 24, 2025 through the exercise of any stock option, warrant, other right, or upon vesting. Each stockholder has sole voting and investment power, or shares these powers with his/her spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares(1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*

Richard Alario	262,422	0	*
Terry Bonno	102,716	0	*
Raymond Chang	319,944	97,016	*
David Cherechinsky	958,238	283,735	1.1%
Galen Cobb	100,316	0	*
Paul Coppinger	56,568	0	*
Karen David-Green Rodney Eads	21,678 105,580	0 0	* *
Mark Johnson	228,075	82,638	*
Kelly Munson	143,081	52,549	*
Sonya Reed	48,082	0	*
Rocio Surratt	59,572	12,545	*

All current directors and executive officers as a group (12 persons)	2,406,272	528,483	2.7%

*Less than 1 percent

(1)Includes shares deemed held by executive officers and directors in the Company’s 401(k) plans and deferred compensation plans.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company to its named executive officers (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non- Equity Incentive Plan Compens- ation ($)(3)	Change in Pension Value and Nonqual- ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
David Cherechinsky President & Chief Executive Officer	2024 2023 2022	$977,952 $947,116 $797,116	- - -	$3,765,881 $3,331,165 $3,232,886	$1,323,404 $1,289,099 $1,421,822	- - -	$13,800 $13,038 $11,077	$6,081,037 $5,580,418 $5,462,901
Mark Johnson Senior Vice President & Chief Financial Officer	2024 2023 2022	$514,712 $499,038 $448,750	- - -	$1,034,903 $777,267 $754,352	$506,566 $542,779 $639,820	- - -	$13,800 $13,200 $12,200	$2,069,981 $1,832,284 $1,855,122
Raymond Chang VP, General Counsel, & Secretary	2024 2023 2022	$471,064 $457,262 $439,462	- $50,000 -	$912,412 $777,267 $754,352	$463,609 $496,751 $625,602	- - - -	$13,800 $13,200 $12,200	$1,860,885 $1,794,480 $1,831,616
Kelly Munson Chief Administrative and Information Officer	2024 2023 2022	$391,181 $378,750 $313,269	- - -	$632,449 $555,199 $538,827	$384,990 $412,512 $447,874	- - -	$15,647 $15,150 $10,904	$1,424,267 $1,361,611 $1,310,874
Rocio Surratt VP – Finance and Corporate Controller	2024 2023 2022	$283,092 $274,038 $223,750	- - -	$316,224 $277,585 $269,423	$226,372 $242,554 $259,927	- - -	$11,324 $10,962 $8,654	$837,012 $805,139 $761,754

(1)

The Compensation Committee approved the payment of a cash bonus to be paid to Mr. Chang as a result of his successful management of two litigation matters in 2023 that were not ordinary or routine to the operations of the business where the Company was seeking damages.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year computed in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2024 Annual

Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column. On February 21, 2024, the named executive officers were granted performance-based share awards, which are included in this column in the table above. The grants vest on the third anniversary of the date of grant, contingent on performance against three separate, independently established goals. For a more detailed discussion, see the section titled “Long-Term Incentive Compensation”. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, based upon the probable outcome of such conditions were as follows: Mr. Cherechinsky - $2,128,377; Mr. Chang - $487,414; Mr. Johnson - $584,900; Ms. Munson - $357,444; and Ms. Surratt - $178,722. For the performance-based share awards, the value as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, assuming that the highest level of performance conditions will be achieved were as follows: Mr. Cherechinsky - $3,275,007; Mr. Chang - $849,995; Mr. Johnson - $900,006; Ms. Munson - $550,011; and Ms. Surratt - $275,005. The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB ASC Topic 718, excluding forfeiture estimates. Refer to the Company’s 2024 Annual Report on Form 10-K, for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)	For further information, see the section titled “2024 DNOW Inc. Annual Incentive Plan.”
(4)

The amounts include cash contributions under the Company’s 401(k) Plan and under the Supplemental Plan, both defined contribution plans at the rate of $1.00 per $1.00 employee contribution for the first 4% of the employee’s salary. No perquisites (such as security or a car allowance) totaling $10,000 or more were provided to any named executive officer in 2024.

Grants of Plan Based Awards

The following table provides information concerning stock options, restricted stock, and performance share awards granted to Named Executive Officers during the fiscal year ended December 31, 2024.

2024 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Cherechinsky	2/21/2024	$538,175	$1,076,350	$2,152,700	62,933	125,865	251,730	125,865	$3,765,881
Mark Johnson	2/21/2024	$206,000	$412,000	$824,000	17,295	34,589	69,178	34,589	$1,034,903
Raymond Chang	2/21/2024	$188,531	$377,062	$754,124	14,412	28,824	57,648	32,667	$912,412
Kelly Munson	2/21/2024	$156,560	$313,120	$626,240	10,569	21,138	42,276	21,138	$632,449
Rocio Surratt	2/21/2024	$92,057	$184,113	$368,226	5,285	10,569	21,138	10,569	$316,224

(1)

Represents the range of possible payouts under our 2024 annual incentive compensation plan approved February 21, 2024 by the Compensation Committee. For a more detailed discussion, see the section titled “2024 DNOW Inc. Annual Incentive Plan.”

(2)

Represents the range of possible payouts under our 2024-2026 performance-based share awards approved February 21, 2024 by the Compensation Committee. For a more detailed discussion, see the section titled “2024-2026 Annual and Long Term Incentive Compensation.”

(3)

Represents the amount of restricted stock awards approved February 21, 2024 by the Compensation Committee. For a more detailed discussion, see the section titled “2024-2026 Annual and Long Term Incentive Compensation.”

(4)

Assumptions made in calculating the value of option and restricted stock awards are further discussed in DNOW Inc. – Notes to Consolidated Financial Statements, Note 19, of the Company’s Form 10-K for the fiscal year ended December 31, 2024 and published on February 18, 2025.

Exercises and Holdings of Previously Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2024.

Outstanding Equity Awards at December 31, 2024

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Cherechinsky	27,593			$15.30	2/19/26
	57,929			$9.53	2/21/27
	198,213			$10.26	2/23/28
								155,925 (2)	$2,028,584
								155,925 (3)	$2,028,584
								115,385 (4)	$1,501,159
								115,385 (5)	$1,501,159
								125,865 (6)	$1,637,504
								125,865 (7)	$1,637,504
Raymond Chang	20,778			$15.30	2/19/26
	43,621			$9.53	2/21/27
	32,617			$10.26	2/23/28
								36,383 (2)	$473,343
								36,383 (3)	$473,343
								26,923 (4)	$350,268
								26,923 (5)	$350,268
								32,667 (6)	$424,998
								28,824 (7)	$375,000
Mark Johnson	10,472			$15.30	2/19/26
	21,985			$9.53	2/21/27
	50,181			$10.26	2/23/28
								36,383 (2)	$473,343
								36,383 (3)	$473,343
								26,923 (4)	$350,268
								26,923 (5)	$350,268
								34,589 (6)	$450,003
								34,589 (7)	$450,003

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)(8)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kelly Munson	10,000			$9.90	2/20/25
	3,965			$15.30	2/19/26
	20,985			$9.53	2/21/27
	27,599			$10.26	2/23/28
								25,988 (2)	$338,104
								25,988 (3)	$338,104
								19,231 (4)	$250,195
								19,231 (5)	$250,195
								21,138 (6)	$275,005
								21,138 (7)	$275,005
Rocio Surratt	12,545			$10.26	2/23/28
								12,994 (2)	$169,052
								12,994 (3)	$169,052
								9,615 (4)	$125,091
								9,615 (5)	$125,091
								10,569 (6)	$137,503
								10,569 (7)	$137,503

(1)	Calculations based upon the closing price of the Company’s common stock on December 31, 2024 ($13.01).
(2)	2022 Restricted Stock Award – The grant vests 100% on February 22, 2025.
(3)	2022 Performance Share Award – The performance share awards can be earned by the executives only by achieving performance levels against established goals and vesting three years from the grant date.
(4)	2023 Restricted Stock Award – The grant vests 100% on February 20, 2026.
(5)	2023 Performance Share Award – The performance share awards can be earned by the executives only by achieving performance levels against established goals and vesting three years from the grant date.
(6)	2024 Restricted Stock Award – The grant vests 100% on February 21, 2027.
(7)	2024 Performance Share Award – The performance share awards can be earned by the executives only by achieving performance levels against established goals and vesting three years from the grant date.
(8)

The number of performance shares reported in column (i) identified in Footnotes (3), (5), and (7) are calculated at a target level as is their associated payout value reported in column (j). As these grants as based on meeting or exceeding certain performance target metrics, payouts upon vest may vary from these calculations.

2024 Option Exercises and Stock Vested

The following table provides information on the amounts received by the named executive officers during 2024 upon the exercise of stock options or vesting of stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)(1)	(d)	(e)(2)
David Cherechinsky	123,881	$454,643	352,844	$4,689,297
Raymond Chang	93,284	$336,755	58,063	$771,657
Mark Johnson	47,015	$169,254	89,329	$1,187,182
Kelly Munson	0	$0	49,131	$652,951
Rocio Surratt	0	$0	22,332	$296,792

(1)

Calculations based upon the average exercise price of the Company’s common stock on May 14, 2024 when the options were exercised (Cherechinsky: $13.57, Chang: $13.51, Johnson: $13.50) and the base price of those options ($9.90).

(2)	Calculations based upon the vesting price of the Common’s stock on February 23, 2024 ($13.29).

Pension Benefits

The Company does not maintain any defined benefit pension plans.

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2024. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits.”

2024 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
David Cherechinsky	$0	$0	$880	-	$17,899
Raymond Chang	$0	$0	$10,049	-	$48,512
Mark Johnson	$0	$0	$10,387	-	$72,015
Kelly Munson	$99,928	$2,347	$22,427	-	$169,525
Rocio Surratt	$0	$0	$0	-	$0

(1)	Executive contributions were from the executive’s salary and are included in the Summary Compensation Table under the “Salary” column.
(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

CEO Pay Ratio

We are required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K to provide information about the relationship of the median annual total compensation of our worldwide employee population and the annual total compensation of Mr. Cherechinsky, our President and Chief Executive Officer (our “CEO”). The SEC rules for identifying the median employee and calculating the pay ratio allow companies to use a variety of methodologies and apply various assumptions, exclusions, and make reasonable estimates along with factors that impact our Company’s pay ratio such as our global workforce, varied currency exchange rates, etc. The application of various methodologies can result in significant differences in the results reported by SEC reporting companies. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio we report.

For 2024, our last completed fiscal year:

•	the median of the estimated annual total compensation of all employees of our company (other than Mr. Cherechinsky), was $71,721; and
•	the annual total compensation of Mr. Cherechinsky was $6,081,037.

For 2024, our Chief Executive Officer’s annualized total compensation was approximately 83.8 times the median annual total compensation of all Company employees.

To identify the median of the estimated annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

1. As permitted under the SEC rules, in order to identify our median employee, we used a consistently applied compensation measure of estimated total cash compensation earned from January 1, 2024 to December 31, 2024. We determined our employee population as of December 31, 2024 and annualized total cash compensation for those permanent employees who commenced work during 2024. We did not make any cost-of-living adjustments when identifying our median employee.

2. In calculating the estimated annual total compensation of the median employee and CEO, we identified and included the elements of such compensation in accordance with the requirement of Item 402(c)(2)(x) of Regulation S-K.

3. Due to changes in our employee population and compensation structure, we are not using the same median employee as in prior years. To identify employees subject to the pay ratio rule, we started with a total employee population of 2,423 (1,736 U.S. employees and 687 non-U.S. employees), including full-time, part-time, and seasonal workers of the Company and its consolidated subsidiaries.

4. Next, for all other non-U.S. employees paid in local non-U.S. currency, salaries were denominated in U.S. dollars by applying applicable currency exchange rates in place on December 31, 2024. This currency exchange was necessary for comparison to our CEO pay which is denominated in U.S. dollars. We then identified the median employee based on a tabulation of year-to-date earnings for all included employees on December 31, 2024, the last day of our fiscal year. We used total annual cash compensation as reported in our payroll systems on December 31, 2024, to prepare a listing of the compensation of all employees. Total annual cash compensation included salary (fixed and hourly), overtime pay, bonuses and incentives. From this list, we identified our median employee, based in the US, of the annual total compensation of all employees.

We believe the pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules based on our records and the methodology described above.

2024 Pay vs Performance Disclosure
Tabular Pay vs. Performance Disclosures
(1)

	Summary		Summary		Average Summary	Average	Value of Fixed $100 Investment Based On:
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	DNOW	PHLX Oil Service
	Table Total	Actually Paid	Table Total	Actually Paid	Table Total	Actually Paid	Total Shareholder	Sector Index Total	Net	EBITDA Excluding
Year	for PEO 1	to PEO 1 (2)	for PEO 2	to PEO 2 (2)	for Non-PEO NEOs	for Non-PEO NEOs (2)	Return (3)	Shareholder Return (3)	Income (Loss)	Other Costs (4)

2024	$6,081,037	$7,015,251	–	–	$1,548,036	$1,704,142	$116	$102	$81,000,000	$176,000,000

2023	$5,580,418	$3,130,263	–	–	$1,448,379	$1,035,809	$101	$115	$135,000,000	$184,000,000

2022	$5,462,901	$10,850,759	–	–	$1,439,842	$2,421,547	$113	$113	$128,000,000	$175,000,000

2021	$5,988,481	$5,474,012	–	–	$1,329,206	$1,291,068	$76	$70	$5,000,000	$45,000,000

2020	$1,274,988	$90,220	$675,231	($537,929)	$519,014	$133,931	$64	$58	($427,000,000)	($47,000,000)

1.
Mr. Cherechinsky served as our principal executive officer for the full year for each of 2024, 2023, 2022, and 2021 and for a portion of 2020 (“PEO 1”). Mr. Alario served as our principal executive officer for a portion of 2020 (“PEO 2”). For each of 2024, 2023, 2022, 2021, and 2020, our non-PEO
named executive officers included Mr. Johnson, Mr. Chang, Ms. Munson, and Ms. Surratt.

2.	Equity compensation fair value calculated based on assumptions determined in accordance with FASB ASC Topic 718.

3.
For each of 2024, 2023, 2022, 2021 and 2020, total shareholder return for the Company and the peer group was calculated as the yearly percentage change in cumulative total shareholder return based on a deemed fixed investment of $100 at market close on December 31, 2019. The yearly percentage change in cumulative total shareholder return was measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period from December 31, 2019 through and including the last day of the covered fiscal year (the “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between stock price per share at the end and the beginning of the Measurement Period, divided by (b) stock price per share at the beginning of the Measurement Period. For purposes of this pay versus performance disclosure, our peer group consists of the PHLX Oil Service Sector Index. For purposes of calculating the Peer Group total shareholder return, the returns of each component issuer of the group were weighted according to the respective issuers’ stock market capitalization at the beginning of the Measurement Period. Because fiscal years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

4.
EBITDA
excluding other costs (referred to as “EBITDA” within this document) is reconciled in the Company’s 2024 Form
10-K
to the most comparable GAAP financial measure. This financial measure excludes the impact of certain other amounts and is not calculated in accordance with GAAP.

PEOs Compensation Actually Paid Calculation Detail

	Year
Compensation Element	2020 (PEO 1)	2021 (PEO 1)	2022 (PEO 1)	2023 (PEO 1)	2024 (PEO 1)	2020 (PEO 2)
SCT Reported Total Compensation	$1,274,988	$5,988,481	$5,462,901	$5,580,418	$6,081,037	$675,231
Aggregate SCT Reported Equity Compensation (-)	$706,204	$4,305,835	$3,232,886	$3,331,165	$3,765,881	$0
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$509,175	$3,548,758	$5,111,796	$2,543,085	$3,650,088	$0
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	($647,694)	$53,500	$3,436,810	($1,654,346)	$628,952	$0
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$0	$0	$0	$0	$0	$0
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	($340,044)	$189,108	$72,138	($7,729)	$421,055	($1,213,160)

Compensation Actually Paid Determination	$90,220	$5,474,012	$10,850,759	$3,130,263	$7,015,251	($537,929)

Non-PEO
NEOs Average Compensation Actually Paid Calculation Detail

	Year
Compensation Element	2020	2021	2022	2023	2024
SCT Reported Total Compensation	$519,014	$1,329,206	$1,439,842	$1,448,379	$1,548,036
Aggregate SCT Reported Equity Compensation (-)	$263,181	$667,673	$579,239	$596,830	$723,997
Year-End Fair Value of Awards Granted During the FY & Outstanding (+)	$189,733	$550,281	$915,878	$455,634	$702,119
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Outstanding (+)	($189,765)	$20,191	$626,032	($267,774)	$112,690
Vesting Date Fair Value of Awards Granted & Vested During the Covered FY (+)	$0	$0	$0	$0	$0
Year-Over-Year Change in Fair Value of Awards Granted During Prior FY & Vesting During Covered FY (+)	($121,870)	$59,063	$19,034	($3,600)	$65,293

Compensation Actually Paid Determination	$133,931	$1,291,068	$2,421,547	$1,035,809	$1,704,142

The following graphical comparisons show the relationships between certain figures included in the Pay Versus Performance table for each of 2024, 2023, 2022, 2021, and 2020, including: comparisons between (i) the compensation actually paid to the PEOs and the average compensation actually paid to our non-PEO
NEOs,(ii) each of Total Shareholder Return, Net Income and EBITDA Excluding Other Costs; and (iii) a comparison between our cumulative total shareholder return and the total shareholder return of the PHLX Oil Service Sector Index.

* In all three charts above, 2020 includes the aggregate compensation actually paid for Mr. Cherechinsky (PEO 1) and Mr. Alario (PEO 2). Since Mr. Cherechinsky was the only PEO in Fiscal Years 2021, 2022, 2023, and 2024, those years reflect only his compensation actually paid.
The following lists what we believe represent the most important performance measures used to link compensation actually paid to our PEO and non-PEO
NEOs for 2024 to our performance:

1.	EBITDA Excluding Other Costs 2. Net Working Capital (NWC) 3. Return on Capital Employed (ROCE) 4. Relative TSR (rTSR)
See the “
Compensation Discussion
 & Analysis
” above and published in our prior proxy statements for additional detail on executive compensation actions.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)(1)(2)	(d)	(e)
Richard Alario	$155,250	$191,013	-	$346,263
Terry Bonno	$115,000	$125,003	-	$240,003
Galen Cobb	$107,500	$125,003	-	$232,503
Paul Coppinger	$117,500	$125,003	-	$242,503
Karen David-Green	$107,500	$125,003	-	$232,503
Rodney Eads	$120,000	$125,003	-	$245,003
Sonya Reed	$103,750	$125,003	-	$228,753

(1)

The aggregate number of outstanding shares of restricted stock as of December 31, 2024 for each director are as follows: Mr. Alario – 13,311; Ms. Bonno – 8,711; Mr. Cobb – 8,711; Mr. Coppinger – 8,711; Ms. David-Green – 8,711; Mr. Eads – 8,711; and Ms. Reed – 8,711. Award price is based on the value of the shares on the date of grant and is subject to variance based on share price change.

(2)	Calculations based upon the closing price ($14.35) of the Company’s common stock on May 22, 2024 when shares were granted.

In 2024, members of the Company’s Board who were not full-time employees of the Company received the following cash compensation below. Mr. Cherechinsky, as a full-time employee of the Company, did not receive any compensation for his service as a director.

Compensation	2024 Payments
Meeting Fees	$0*
Board Retainer	$90,000 annually
Chairman Retainer	$11,000 quarterly
Audit Chair Retainer	$30,000 annually
Audit Member Retainer	$17,500 annually
Comp & ESGN Chair Retainer	$20,000 annually
Comp & NCG Member	$7,500 annually

* If the number of annual board meetings (not including committee meetings) exceeds more than eight (8) total, a meeting fee of $2,000 per meeting (for each non-employee director) will take effect. For reference, there were four total board meetings in 2024.

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the 2024 LTIP. The Board approved the grant of 8,711 shares of restricted stock awards on May 22, 2024 to each non-employee director under the 2024 LTIP with the exception of Mr. Alario who as Chairman was awarded 13,311 shares of restricted stock awards (valued annually at approximately $66,000 more than the common director grant). The restricted stock award shares vest in full on the first anniversary of the date of the grant.

Certain Relationships and Related Transactions

We transact business with thousands of customers and vendors which certain of our directors may be affiliated with. All transactions with these companies are on terms which are market competitive and none of these is material either to us or our counterparts.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, has a direct or indirect material interest in a transaction with the Company. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of their position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers explicitly states that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for their review and approval or ratification. This Code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family. All directors and officers annually certify to these obligations and provide background information for review to determine if a conflict exists.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require that the Company disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers, and beneficial owners of more than ten percent of the Company’s stock. The Company has undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities and Exchange Act of 1934, as amended, on behalf of its officers and directors. Based upon a review of forms filed and information provided by the Company’s officers and directors, we believe that all Section 16(a) reporting requirements were met during 2024.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING

If you wish to submit a proposal to be included in our 2026 Proxy Statement, we must receive it on or before December 5, 2025. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company sponsored proxy materials. In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2026 Annual Meeting, written notice must be submitted under the advance notice provisions of our Bylaws no later than January 4, 2026 nor earlier than December 5, 2025. Further, the notice must include information required by our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Exchange Act. Please address your proposal to: Raymond Chang, Vice President, General Counsel and Secretary, DNOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

If you wish to otherwise introduce any item of business for consideration at our 2026 annual meeting, you must comply with the procedures specified in our bylaws and the rules of the SEC, including giving written notice of such item of business no later than January 4, 2026 nor earlier than December 5, 2025 to: Raymond Chang, Vice President, General Counsel and Secretary, DNOW Inc., 7402 N. Eldridge Parkway, Houston, TX 77041.

ANNUAL REPORT AND OTHER MATTERS

As of publication, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, and approval on an advisory basis of the compensation of our named executive officers, as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their discretion.

DNOW Inc.’s 2024 Annual Report on Form 10-K filed on February 18, 2025 is included in with these materials, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

Raymond Chang
Vice President, General Counsel and Secretary
Houston, Texas
April 4, 2025

DNOW INC.

7402 NORTH ELDRIDGE PARKWAY

HOUSTON, TX 77041

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 20, 2025 for shares held directly and by 11:59 P.M. ET on May 16, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 20, 2025 for shares held directly and by 11:59 P.M. ET on May 16, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V68114-P29428     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DNOW INC.

The Board of Directors recommends you vote FOR the following:

1. To elect eight directors to hold office for one-year terms;

Nominees:	For	Against	Abstain

1a. Richard Alario	☐	☐	☐

1b. Terry Bonno	☐	☐	☐

1c. David Cherechinsky	☐	☐	☐

1d. Galen Cobb	☐	☐	☐

1e. Paul Coppinger	☐	☐	☐

1f. Karen David-Green	☐	☐	☐

1g. Rodney Eads	☐	☐	☐

1h. Sonya Reed	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2025;	☐	☐	☐

3. To consider and act upon an advisory proposal to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and the 2024 Annual Report on Form 10-K are available at www.proxyvote.com

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V68115-P29428

DNOW INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

ON May 21, 2025

The undersigned hereby appoints Mark Johnson and Raymond Chang or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of DNOW Inc. to be held on Wednesday, May 21, 2025, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 4, 2025 proxy statement.

This proxy is solicited on behalf of the board of directors of DNOW Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors (Proposal 2), and FOR the approval of the compensation of our named executive officers (Proposal 3).

The undersigned acknowledges receipt of the April 4, 2025 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side